UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.    )

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MASTEC, INC.

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MasTec, Inc.

800 S. Douglas Road, 12th Floor

Coral Gables, Florida 33134

(305) 599-1800

NOTICE OF 2018 ANNUAL MEETING OF SHAREHOLDERS

To our shareholders:

The 2018 Annual Meeting of Shareholders of MasTec, Inc. will be held on May 22, 2018 at 9:30 a.m., local time, at the Douglas Entrance Building, South Tower, located at 806 S. Douglas Road, 10th Floor, Royal Poinciana Conference Room, Coral Gables, Florida 33134. At the Annual Meeting, shareholders will be asked to vote on the following proposals:

1.	The election of Jose R. Mas and Javier Palomarez as Class II directors to serve until the 2021 Annual Meeting of Shareholders;

2.	Ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the 2018 fiscal year;

3.	Approval of a non-binding advisory resolution regarding the compensation of our named executive officers (“NEOs”); and

4.	Such other business as may properly be brought before the Annual Meeting, and at any adjournments or postponements of the Annual Meeting.

The foregoing proposals are discussed more fully in the Proxy Statement accompanying this notice. Shareholders of record at the close of business on March 13, 2018 are entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements of the Annual Meeting.

Pursuant to the rules and regulations promulgated by the Securities and Exchange Commission, which we refer to as the SEC, we are providing access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials on or about March 28, 2018 to our shareholders of record on March 13, 2018. The Notice of Internet Availability of Proxy Materials contains instructions for accessing our Proxy Statement and Annual Report and how to vote. In addition, the Notice of Internet Availability of Proxy Materials contains instructions on how you may (i) receive a paper copy of the Proxy Statement and Annual Report or (ii) elect to receive your Proxy Statement and Annual Report over the Internet.

We encourage you to attend the Annual Meeting. Whether you plan to attend in person, it is important that your shares be represented and voted at the Annual Meeting. You may vote your shares over the Internet or by telephone. If you received a paper copy of the proxy card by mail, please mark, sign, date and promptly return the card in the self-addressed stamped envelope provided. Instructions regarding the methods of voting are contained in the proxy card. Voting over the Internet, by telephone or by mailing a proxy card will not limit your right to attend the Annual Meeting and vote your shares in person.

By Order of the Board of Directors,

José R. Mas, Chief Executive Officer

Coral Gables, Florida

March 28, 2018

PROXY STATEMENT

2018 ANNUAL MEETING OF SHAREHOLDERS OF MASTEC, INC.

QUESTIONS AND ANSWERS ABOUT OUR ANNUAL MEETING

Why did I receive this Proxy Statement?

The Board of Directors, referred to as the Board, of MasTec, Inc., referred to as MasTec or the Company, is furnishing this Proxy Statement to solicit proxies on its behalf to be voted at the 2018 Annual Meeting of Shareholders of MasTec, referred to as the Annual Meeting, to be held at the Douglas Entrance Building, South Tower, located at 806 S. Douglas Road, 10th Floor, Royal Poinciana Conference Room, Coral Gables, Florida 33134, on May 22, 2018, at 9:30 a.m. local time. This Proxy Statement summarizes the information you need to vote by proxy or in person at the Annual Meeting. You do not need to attend the Annual Meeting in person to vote.

When was this Proxy Statement first sent, or given to security holders?

We began mailing the Notice of Internet Availability of Proxy Materials on or about March 28, 2018 to shareholders of record at the close of business on March 13, 2018.

Who is entitled to vote?

Only holders of record of shares of our common stock at the close of business on March 13, 2018, referred to as the Record Date, are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement of the meeting. On the Record Date, 82,333,926 shares of common stock were issued and outstanding.

What is the quorum for the meeting?

A quorum requires the presence, in person or by proxy, of a majority of the shares of common stock issued and outstanding and entitled to vote at the Annual Meeting. No business may be conducted at the Annual Meeting if a quorum is not present. If less than a majority of the issued and outstanding shares entitled to vote is represented at the Annual Meeting, then the holders of the shares so represented may adjourn the Annual Meeting to another date, time or place. Notice need not be given of the new date, time or place if announced at the Annual Meeting before an adjournment is taken, unless a new record date is fixed for the Annual Meeting (in which case a notice of the adjourned meeting will be given to shareholders of record on such new record date, each of whom would be entitled to vote at the adjourned meeting).

How many votes do I have?

Each share of common stock entitles its owner to one vote on each matter brought before the Annual Meeting.

How do shareholders of record vote?

If your shares of our common stock are registered directly in your name, then you are a shareholder of record, and you will receive your Notice of Internet Availability of Proxy Materials directly from us.

For shareholders of record, voting instructions submitted via mail, telephone or the Internet must be received by Broadridge, our independent tabulator, by 11:59 p.m., Eastern Time, on May 21, 2018. Submitting your vote via mail, telephone or the Internet will not affect your right to vote in person should you decide to attend the Annual Meeting. See “Can I change my vote after I have voted?” below.

The Internet and telephone voting procedures available to you are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been recorded properly. Shareholders voting via the Internet or telephone should understand that third parties may charge fees for voting in this manner such as usage charges from Internet access providers and telephone companies, which are borne by the shareholder.

A shareholder of record may vote in person by attending the Annual Meeting, presenting proof of identity and delivering a completed proxy card or ballot in person.

How do I vote my shares if they are held by my broker?

If you hold your shares of common stock through a broker, bank or other financial institution, then you are considered the beneficial owner of shares held in “street name,” and you will receive voting instructions from your broker, bank or other financial institution. If you hold shares of our common stock in street name and wish to vote in person at the meeting, then you must present a recent proxy from your bank, broker or other financial institution that validates your ownership, as of the Record Date, of the shares of common stock that you intend to vote. You also must present proof of identity to enter the meeting.

How do I vote my shares that are held in my 401(k) Retirement Plan?

All persons who have shares of our common stock allocated to their accounts as participants or beneficiaries under the MasTec, Inc. 401(k) Retirement Plan, which we refer to as the 401(k) Plan, may instruct Bank of America Merrill Lynch, which acts as the trustee for the 401(k) Plan and which we refer to as the Trustee, to vote the shares of common stock held for their account as participants or beneficiaries of the 401(k) Plan. You can instruct the voting of stock you hold in the 401(k) Plan by requesting a voting instruction card to sign, date and return, or by submitting your vote by telephone or through the Internet.

Please see the Notice of Internet Availability of Proxy Materials we sent to you or this Proxy Statement for specific instructions on how to provide voting instructions by any of these methods. Please note that your voting instructions for stock you hold in the 401(k) Plan must be returned by 11:59 p.m., Eastern Time, on May 21, 2018. In the event no voting instruction card is received from a participant or beneficiary or a voting instruction card is received without instructions, or in the event shares are not yet allocated to any participant’s account, those shares will not be voted for any of the proposals. The Trustee does not know of any other business to be brought before the Annual Meeting, but it is intended that, if any other matters properly come before the Annual Meeting, the Trustee, as proxy, will vote upon such matters per its judgment.

Any 401(k) Plan participant or beneficiary who executes and delivers a proxy card may revoke it at any time prior to its use by executing and delivering a duly executed voting instruction card bearing a later date or by giving written notice to the Trustee. The Trustee will vote the shares held for the accounts of the participants or their beneficiaries in the 401(k) Plan in accordance with the instructions noted thereon, and only the Trustee of the 401(k) Plan can vote the shares allocated to the accounts of participants, even if such participants or their beneficiaries attend the Annual Meeting in person.

What am I voting on?

At the Annual Meeting, our shareholders will be asked to vote on the following proposals:

1.	The election of Jose R. Mas and Javier Palomarez as Class II directors to serve until the 2021 Annual Meeting of Shareholders;

2.	Ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the 2018 fiscal year;

3.	Approval of a non-binding advisory resolution regarding the compensation of our NEOs; and

4.	Such other business as may properly be brought before the Annual Meeting, and at any adjournments or postponements of the Annual Meeting.

What vote is required for the proposals?

Election of directors

If a quorum is present, directors will be elected pursuant to the affirmative vote of a plurality of the shares of common stock voting in person or represented by proxy at the Annual Meeting, which means that the two nominees who receive the most affirmative votes will be elected to the Board. Shareholders, entitled to vote, may vote in favor of all the nominees or any individual nominee or withhold their votes as to all the nominees or any individual nominee.

Our Board’s Governance Principles include a director majority vote policy. The majority vote policy is applicable solely to uncontested elections, which are those elections in which the number of nominees for election is less than or equal to the number of directors to be elected. Under the majority vote policy any nominee for director who receives more “withheld” votes than “for” votes in an uncontested election must submit a written offer to resign as director. Any such resignation will be reviewed by the Nominating and Corporate Governance Committee, and, within 90 days after the election, the independent members of the Board will determine whether to accept, reject or take other appropriate action with respect to the resignation in furtherance of the best interests of MasTec and its shareholders.

Ratification of BDO USA, LLP as our independent registered public accounting firm

If a quorum is present, ratification of the appointment of our independent registered public accounting firm requires that the number of votes cast at the Annual Meeting in favor of ratification exceeds the number of votes cast opposing ratification.

Approval of a non-binding advisory resolution regarding the compensation of our NEOs.

If a quorum is present, approval requires that the number of votes cast at the Annual Meeting in favor of the resolution exceeds the number of votes cast opposing the resolution.

How are abstentions and broker “non-votes” treated?

Abstentions

Pursuant to Florida law, abstentions are counted as present for purposes of determining the presence of a quorum; however, abstentions will not be counted as votes cast “for” or “against” any proposal and will have no effect on the voting results for any proposal.

Broker “non-votes”

Under the rules of the New York Stock Exchange, which we refer to as the NYSE, if a broker, bank or other institution that holds shares in street name for a customer does not receive voting instructions from that customer with respect to such shares, the broker may vote those shares on only “routine” matters. A broker may not vote such shares on “non-routine” matters unless it receives voting instructions from the customer for whom it holds shares. A broker “non- vote” occurs when a broker does not receive such voting instructions from its customer on “non-routine” matters. Broker non-votes are counted for purposes of determining the presence of a quorum; however, broker non-votes will not be counted as votes cast “for” or “against” any proposal and will have no effect on the voting results for any proposal.

Other than Proposal No. 2 (the ratification of the appointment of BDO USA, LLP as our independent certified public accounting firm), all the proposals in this Proxy Statement are considered “non-routine” matters. For this reason, we urge you to give voting instructions to your broker. If any “routine” matters (in addition to Proposal No. 2) are properly brought before the Annual Meeting, then brokers holding shares in street name will be permitted to vote those shares in their discretion for any such routine matters.

Will there be any other items of business on the agenda?

The Board does not know of any other matters that will be brought before the Annual Meeting nor does it foresee or have reason to believe that proxy holders will have to vote for substitute or alternate nominees for election to the Board. If any other matter should come before the Annual Meeting, or any nominee is not available for election, the persons named in the proxy that a shareholder submitted via the Internet, phone or mail will have discretionary authority to vote all shares represented by such proxy unless otherwise specified to the contrary with respect to such matters in accordance with the recommendation of the Board.

What happens if I submit or return my proxy card without voting?

When you properly submit your proxy via the Internet, phone or mail, the shares it represents will be voted at the Annual Meeting in accordance with your directions. If you properly submit your proxy with no direction, the proxy will be voted:

•	For: The election of Jose R. Mas and Javier Palomarez as Class II directors to serve until the 2021 Annual Meeting of Shareholders;

•	For: Ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the 2018 fiscal year; and

•	For: Approval of a non-binding advisory resolution regarding the compensation of our NEOs; and

•

In accordance with the recommendation of the Board “for” or “against” all other business as may properly be brought before the Annual Meeting and at any adjournments or postponements of the Annual Meeting.

Can I change my vote after I have voted?

You may revoke a proxy given pursuant to this solicitation at any time prior to its exercise by:

•	Delivering written notice to our Corporate Secretary at MasTec, Inc., 800 S. Douglas Road, 12th Floor, Coral Gables, Florida 33134;

•	Executing and delivering to our Corporate Secretary a proxy with a later date;

•	Attending the Annual Meeting and voting in person; or

•	Submitting a telephonic or electronic vote with a later date.

With respect to telephonic or electronic votes, the last vote transmitted will be the vote counted. Attendance at the Annual Meeting will not constitute revocation of a proxy submitted by telephone or electronic means.

Will anyone contact me regarding the proposals described in this Proxy Statement?

No arrangements or contracts have been made or entered with any solicitors as of the date of this Proxy Statement, but we reserve the right to engage solicitors if we deem them necessary. Such solicitations may be made by mail, telephone, facsimile, e-mail or personal interviews. In addition, we reserve the right to solicit proxies through our directors, officers and employees in person and by telephone or facsimile; however, these persons will not receive any additional compensation for any such solicitation efforts.

Brokerage firms, nominees, custodians and fiduciaries also may be requested to forward proxy materials to the beneficial owners of shares held by them as of the Record Date.

Who has paid for this proxy solicitation?

All expenses incurred about the solicitation of proxies, including the printing and mailing of this Proxy Statement should you request a printed copy of the proxy materials, will be borne by MasTec.

How do I obtain a list of MasTec’s shareholders?

A list of MasTec’s shareholders as of the Record Date will be available for inspection at our corporate headquarters located at 800 S. Douglas Road, 12th Floor, Coral Gables, Florida, 33134 during normal business hours during the 10-day period immediately prior to the Annual Meeting.

How do I submit a proposal for the 2019 Annual Meeting?

Under our bylaws, no business may be brought before an annual meeting unless it is specified in the notice of the meeting or is otherwise brought before an annual meeting by or at the direction of our Board or, in the case of business other than director nominations, by a shareholder entitled to vote who has delivered written notice as specified by our bylaws. Under our bylaws, we must receive any eligible proposal from an eligible shareholder intended to be presented at the 2019 Annual Meeting of Shareholders on or before November 28, 2018 for the proposal to be properly brought before that meeting. This same deadline also applies for any shareholder proposal to be eligible for inclusion in our Proxy Statement and proxy related to that meeting pursuant to SEC Rule 14a-8. Any notice regarding any shareholder proposal must include the information specified in Article I, Section 9 of our bylaws. If a shareholder fails to comply with Article I, Section 9 of our bylaws or notifies MasTec after November 28, 2018 of an intent to present any proposal at MasTec’s 2019 Annual Meeting of Shareholders, irrespective of whether the shareholder is seeking to include the proposal in MasTec’s Proxy Statement and proxy, the proposal will not be considered properly brought before the meeting. A copy of our bylaw requirements will be provided upon written request to: MasTec Legal Department, 800 S. Douglas Road, 12th Floor, Coral Gables, Florida 33134.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

The Board has nominated Jose R. Mas and Javier Palomarez to stand for election as Class II Directors to hold office until the 2021 Annual Meeting of Shareholders and until their respective successors are elected and qualified. The Class II director nominees are incumbent directors.

The Board is composed of eight directors elected in three classes, with three Class I Directors, two Class II Directors and three Class III Directors. Except as otherwise provided by our Amended and Restated Bylaws and the Florida Business Corporation Act, directors in each class hold office for three-year terms. The terms of the classes are staggered so that the term of only one class terminates each year. The terms of the current Class II Directors expire at the Annual Meeting, the terms of the Class III Directors expire at the 2019 Annual Meeting of Shareholders and the terms of the Class I Directors expire at the 2020 Annual Meeting of Shareholders. If elected, the nominees for Class II Directors will serve until the 2021 Annual Meeting of Shareholders. Additional background information regarding the nominees for election is provided below. MasTec has no reason to believe that any of these nominees will refuse or be unable to serve as a director if elected; however, if any of the nominees refuses or is unable to serve, each proxy that does not direct otherwise will be voted for a substitute nominee designated by the Board.

The Board recommends that you vote “FOR” the election of each of the nominees named above. Unless otherwise indicated, all proxies will be voted “FOR” the election of each of the nominees named above for election as a Class II Director.

Information as to Nominees and Other Directors

Class II Directors

José R. Mas, 46, has been our Chief Executive Officer, referred to as the CEO, since April 2007 and has been a member of our Board since August 2001. From April 2007 to January 2010, Mr. Mas was also our President. Mr. Mas served as MasTec’s Vice Chairman of the Board and Executive Vice President—Business Development from August 2001 until March 2007. Mr. Mas started with MasTec in 1992, and from 1999 until 2001 he was head of MasTec’s Communications Service Operation. Mr. Mas is the brother of Jorge Mas, our Chairman of the Board. Mr. Mas was appointed to the Board of Directors of Helmerich & Payne, Inc. on March 1, 2017. Mr. Mas brings to our Board executive leadership and vision, considerable knowledge of, and a unique perspective on, our business, strategy, development, opportunities, operations, people, competition and financial position.

Javier Palomarez, 57, has been a member of our Board since December 2015. Mr. Palomarez was the President and Chief Executive Officer of the United States Hispanic Chamber of Commerce, a trade organization that promotes the interests of America’s Hispanic-owned businesses, from 2009 until February 2018. Mr. Palomarez has served on a variety of boards and advisory councils in both the public and private sectors, including the Comcast NBCUniversal Diversity Advisory Council, the Goldman Sachs 10,000 Small Businesses Advisory Board, the International Republican Institute and the National 4-H Council Board of Trustees. Mr. Palomarez is a member of the Washington Economic Club and serves on the FCC Diversity Advisory Council. Prior to joining the USHCC, Mr. Palomarez served in various executive capacities with Allstate Insurance Corporation, Sprint, Inc. and Bank of America. Mr. Palomarez was appointed to the Board of Directors of Forward Air, Inc. in 2017. Mr. Palomarez brings to our Board significant experience in governmental and minority business affairs. In addition, he has significant knowledge of international affairs, particularly regarding Mexico and South America.

Class III Directors

Robert J. Dwyer, 74, joined our Board in October 2004. Mr. Dwyer retired in 1999 and is currently a private investor. Prior to 1999, Mr. Dwyer spent 17 years with Morgan Stanley and Dean Witter Reynolds in various executive positions. He currently serves as a director of Bimini Capital Management, Inc. and Mellon Optima L/S Strategy Fund, LLC and formerly served as a director of BNY/Ivy Multi-Strategy Hedge Fund, LLC. Mr. Dwyer has numerous charitable and civic interests and has served on boards of several public and private companies. Mr. Dwyer brings to our Board his executive leadership and management experience, many years of service on the boards of several other public and private companies and extensive experience with respect to corporate capital structures and capital markets, strategic planning, corporate finance and mergers and acquisitions, and is considered an “audit committee financial expert” under applicable SEC rules.

José S. Sorzano, 77, has been a member of our Board since October 1995. Mr. Sorzano has been Chairman of The Austin Group, Inc., an international corporate consulting firm, since 1989, and a member of the Board of Advisors of the Free Cuba Committee since 2000. Mr. Sorzano was Special Assistant to President Reagan for National Security Affairs from 1987 to 1988; Associate Professor of Government, Georgetown University, from 1969 to 1987; Ambassador and U.S. Deputy Permanent Representative to the United Nations from 1983 to 1985; and Chairman of the Board of Visitors, U.S. Army Western Hemisphere Institute for Security Cooperation from 2003 to 2006. Mr. Sorzano brings to our Board significant experience in governmental and international affairs, international business and a historical perspective on our growth and operations having served as a director since 1995.

C. Robert Campbell, 73, joined our Board in September 2016, when the Board of Directors appointed him as a Class III director to fill a vacancy in that Board Class. Mr. Campbell has over 30 years of senior financial management experience. From October 2004 to December 2013, Mr. Campbell was MasTec’s Executive Vice President and Chief Financial Officer. From 2002 to 2004, he was Executive Vice President and CFO for TIMCO Aviation Services, Inc. From 1998 to 2000, Mr. Campbell was the President and CEO of BAX Global,

Inc. and from 1995 to 1998 Executive Vice President-Finance and CFO for Advantica Restaurant Group, Inc. From 1974 until 1995 Mr. Campbell held various senior management positions with Ryder System, Inc., including 10 years as Executive Vice President and CFO of its Vehicle Leasing and Services Division. Mr. Campbell, who is a Certified Public Accountant (inactive), has a Bachelor of Science degree in Industrial Relations from the University of North Carolina, an MBA from Columbia University and a Master of Science in Accounting from Florida International University. Mr. Campbell currently serves as the Lead Director for Forward Air Corporation and he previously served as its Audit Committee Chairman and Compensation Committee Chairman. Mr. Campbell is Lead Director of the Pernix Group, Inc. where he serves as its Audit Committee Chairman and is a member of its Compensation Committee and has previously served as its Vice-Chairman of the Board of Directors. During 2015, Mr. Campbell was a non-officer employee of MasTec pursuant to an amended and restated employment agreement described in, and filed as an exhibit to, MasTec’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 24, 2014. Mr. Campbell brings to our Board his impressive experience in accounting, finance and executive leadership. In addition, Mr. Campbell brings unique knowledge of MasTec, our operations and our financial history and constituents.

Class I Directors

Ernst N. Csiszar, 67, joined our Board in October 2005. Mr. Csiszar is currently a private investor and serves on the Board of Directors of Ashmere Insurance Company as well as on the Board of Directors of American Integrity Insurance Company, a property and casualty insurance company. From September 2004 until his retirement in September 2006, Mr. Csiszar was the President and Chief Executive Officer of the Property Casualty Insurers Association of America, the property and casualty insurance industry’s principal trade association. Mr. Csiszar was the Director of Insurance for the State of South Carolina from February 1998 to August 2004 and served as President of the National Association of Insurance Commissioners in 2004. Mr. Csiszar also served as the President and Chief Executive Officer of Seibels Bruce Group, Inc., a property and casualty insurance company, from 1995 to 1998. He was also a visiting professor at the School of Business at the University of South Carolina and served as Managing Co-director of Holborn Holdings Corporation, a European investment banking firm. Mr. Csiszar brings to our Board his extensive experience in insurance and risk management, executive leadership and his advisory experience in financial matters.

Julia L. Johnson, 55, has been a member of our Board since February 2002. Since January 2001, Ms. Johnson has been the President of NetCommunications, L.L.C., a regulatory analysis and public policy consulting firm that specializes in the communications, energy, and information technology public policy arenas. Ms. Johnson served on the Florida Public Service Commission from January 1992 until November 1999 and served as chairwoman from January 1997 to January 1999. Ms. Johnson also chaired Florida’s Information Service Technology Development Task Force, which advised then Florida Governor Jeb Bush on information technology policy and related legislative issues, from November 1999 to July 2001. Ms. Johnson also serves on the Board of Directors of each of First Energy Corp., NorthWestern Corporation and American Water Works Co., Inc. Ms. Johnson brings to our Board extensive knowledge with respect to the regulatory process and policy development in several of our industries, many years of service on the boards of several other public companies and a deep understanding of corporate governance.

Jorge Mas, 55, has been Chairman of our Board since January 1998 and a director since March 1994. From March 1994 to October 1999, Mr. Mas was our Chief Executive Officer. Mr. Mas has been Chairman of the Board of the Cuban American National Foundation, Inc., a not-for-profit corporation, since July 1999. Mr. Mas is the brother of José R. Mas, our Chief Executive Officer. Mr. Mas brings to our Board executive and management leadership experience, strategy, vision, considerable knowledge and understanding of our operations, challenges and opportunities, and markets, and a unique historical perspective as our longest serving Board member and having served in many capacities (including Chief Executive Officer) in his more than 30 years with us.

OTHER INFORMATION REGARDING THE BOARD OF DIRECTORS

The Board, in the exercise of its reasonable business judgment, has determined that a majority of our directors qualify as independent directors pursuant to applicable NYSE and SEC rules and regulations. In making the determination of independence, the Board considered that no independent director has a material relationship with MasTec, either directly or as a partner or shareholder of an organization that has a relationship with MasTec, or any other relationships that, in the Board’s judgment, would interfere with the director’s independence. In arriving at this conclusion, our Board of Directors made the affirmative determination that Ernst N. Csiszar, Robert J. Dwyer, Julia L. Johnson, Javier Palomarez and José S. Sorzano meet the Board’s previously adopted categorical standards for determining independence in accordance with the NYSE’s corporate governance rules. The Board of Directors determined that there were no transactions or relationships between each Director or any member of his or her immediate family and MasTec and its subsidiaries and affiliates except those transactions reported below under “Certain Relationships and Related Party Transactions—Transactions with Related Persons.” Our Board of Directors determined that each of these transactions and relationships was within the NYSE standards and our categorical standards and that none of the transactions or relationships affected the independence of the Director involved. Our adopted categorical standards for determining independence in accordance with the NYSE’s corporate governance rules are contained in our corporate governance principles, a copy of which is available on our website at www.mastec.com.

The Board holds executive sessions of the independent directors at every regularly scheduled Board meeting. The Board, with five directors deemed independent, maintains a percentage of independent directors serving on the Board above the NYSE requirement that a majority of directors be independent.

Robert J. Dwyer has been selected, by a majority vote of the independent directors, as the lead independent director to preside over all executive sessions of the independent directors. Mr. Dwyer will serve as lead independent director until his successor is duly qualified at the next annual meeting of the Board or until his earlier resignation or removal. In this role, Mr. Dwyer is responsible for facilitating communication between management and the Board. The independent directors meet separately in regularly scheduled executive sessions without management.

The Board is actively involved in the oversight of risks that could affect MasTec. The committees of the Board are primarily responsible for the oversight of risk as follows: the Audit Committee has oversight over accounting and control risks, as well as risk assessment and risk management; the Compensation Committee has oversight to ensure that our compensation and incentive plans do not encourage or incentivize risk taking; the Nominating and Corporate Governance Committee oversees the independence of the Board, corporate ethics and governance risk; and the Finance and Mergers and Acquisitions Committee has oversight over financial policies, acquisition strategy and financial strategy. However, the full Board has retained responsibility for enterprise-wide risks and for the general oversight of risks. The Board satisfies this responsibility by receiving reports from the committee chairs, as well as regular reports received directly from officers of MasTec who are responsible for overseeing and monitoring risks. Risk related to our compensation policies is described in “Risk Considerations in Our Compensation Programs” on page 30 of this Proxy Statement.

The Board conducts its business through meetings of the full Board and through committees of the Board, including the Executive Committee, the Audit Committee, the Compensation Committee, the Finance and Mergers and Acquisitions Committee, and the Nominating and Corporate Governance Committee. Ad hoc committees are formed as needed. The Board and its committees also act by written consent. During 2017, the Board met on five occasions. During 2017, each of the current directors attended at least 75% of the Board meetings and at least 75% of the meetings of each committee on which such director served.

MasTec separates the roles of CEO and Chairman of the Board in recognition of the differences between the two roles. The CEO is responsible for determining the strategic direction for MasTec and the day-to-day leadership and performance of MasTec. The principal responsibility of the Chairman of the Board is to serve as chief administrative liaison between our directors and our management and to monitor implementation of the Board’s directives and actions.

The Executive Committee is currently composed of Jorge Mas, who currently serves as Chairman, Julia L. Johnson and Robert J. Dwyer. The principal function of the Executive Committee is to act for the Board when action is required between meetings of the full Board, subject to certain limitations specified by the Board and applicable law. The Executive Committee did not meet during 2017. The Board, in the exercise of its reasonable business judgment, has determined that each member of the Executive Committee, other than Mr. Mas, is independent under applicable NYSE and SEC rules and regulations.

The Finance and Mergers and Acquisitions Committee is currently composed of Robert J. Dwyer, who currently serves as Chairman, C. Robert Campbell and Julia L. Johnson all of whom the Board, in the exercise of its reasonable business judgment, has determined are independent under applicable NYSE and SEC rules and regulations except Mr. Campbell. The Finance and Mergers and Acquisition Committee is charged with fulfilling the Board’s responsibilities, within certain guidelines established by the Board, relating to the evaluation of MasTec’s financing, merger, acquisition and disposition activities. The Finance and Mergers and Acquisitions Committee met three times during 2017.

The Audit Committee is currently composed of Robert J. Dwyer, who currently serves as Chairman, Ernst N. Csiszar and Julia L. Johnson. The Board, in the exercise of its reasonable business judgment, has determined that

(i) Robert J. Dwyer and Ernst N. Csiszar each qualifies as an “audit committee financial expert,” (ii) each member of the Audit Committee is financially literate and (iii) each member of the Audit Committee is independent for audit committee purposes under applicable NYSE and SEC rules and regulations and internal controls. The Audit Committee assists the Board in overseeing MasTec’s financial reporting and legal and regulatory compliance program and the qualifications and independence of MasTec’s independent registered public accounting firm. The Audit Committee is also responsible for approving all audit and non-audit services provided by our independent registered public accounting firm, including the scope of such services and fees paid to our independent registered public accounting firm. The Board has adopted a charter that sets forth the responsibilities of the Audit Committee. During 2017, the Audit Committee met on nine occasions. Please refer to the section entitled “Audit Committee and Audit Related Information” for further information regarding the Audit Committee.

The Compensation Committee is currently composed of José S. Sorzano, who currently serves as Chairman, Ernst N. Csiszar and Robert J. Dwyer all of whom the Board, in the exercise of its reasonable business judgment, determined are independent under applicable NYSE and SEC rules and regulations. The Compensation Committee is charged with discharging the Board’s responsibilities relating to compensation and evaluation of MasTec’s executive officers, including establishing compensation policies and philosophies for MasTec and its executive officers and reviewing and approving corporate goals and objectives relevant to the CEO’s compensation, as well as overseeing MasTec’s incentive compensation plans and equity-based plans that are subject to Board approval, including overseeing the review of risk resulting from incentive compensation policies. The Compensation Committee has the power to create subcommittees with such powers as the Compensation Committee may from time to time confer to such subcommittees. During 2017, the Compensation Committee met on three occasions.

For a description of the role performed by executive officers and compensation consultants in determining or recommending the amount or form of executive and director compensation, see “Compensation Discussion and Analysis.” The Board has adopted a charter that sets forth the responsibilities of the Compensation Committee.

The Nominating and Corporate Governance Committee is currently composed of Julia L. Johnson, who currently serves as Chairwoman, Javier Palomarez, and Jose S. Sorzano. The Board, in the exercise of its reasonable business judgment, has determined all the members on the Nominating and Corporate Governance Committee are independent under applicable NYSE and SEC rules and regulations. The Nominating and Corporate Governance Committee is responsible for developing qualifications for members of the Board, recommending to the Board candidates for election to the Board and evaluating the effectiveness and performance of the Board. The Nominating and Corporate Governance Committee also develops, implements and monitors MasTec’s corporate governance principles and its code of business conduct and ethics; monitors and safeguards the Board’s independence; and annually undertakes performance evaluations of the Board committees and the full Board. The Board has adopted a charter that sets forth the responsibilities of the Nominating and Corporate Governance Committee. During 2017, the Nominating and Corporate Governance Committee met on four occasions.

The Nominating and Corporate Governance Committee has no specific minimum qualifications for director candidates. In general, however, persons considered for membership on the Board must have demonstrated leadership capabilities, be of sound mind and high moral character and be willing and able to commit the necessary time for Board and committee service. In evaluating potential candidates for service on the Board, the Nominating and Corporate Governance Committee will consider, consistent with its charter, the candidate’s ability to satisfy the NYSE’s and SEC’s independence requirements and the candidate’s ability to contribute to the effective oversight and management of MasTec. The Board has determined that the Board must have the right diversity, mix of characteristics and skills for the optimal functioning of the Board in its oversight of MasTec, considering the needs of MasTec, the individual’s experience, perspective, skills and knowledge of the industry in which MasTec operates, and such other factors as the Nominating and Corporate Governance Committee may, in its discretion, deem important to successful service as a director.

The Nominating and Corporate Governance Committee will consider candidates recommended by MasTec shareholders pursuant to written applications submitted to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, MasTec, Inc., 800 S. Douglas Road, 12th Floor, Coral Gables, Florida 33134. The information required to be included in any such recommendation is set forth in our bylaws, and the general qualifications and specific qualities and skills established by the committee for directors are included in the Charter of the Nominating and Corporate Governance Committee and our Corporate Governance Guidelines. No nominee recommendations were received by the Nominating and Corporate Governance Committee from any shareholder or group of shareholders who beneficially own more than five percent of our common stock for the previous year’s Annual Meeting of Shareholders.

Copies of our current Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee charters, as well as our Corporate Governance Guidelines, are available on MasTec’s website located at www.mastec.com and are available in print to any shareholder who requests them at MasTec, Inc., Legal Department, 800 S. Douglas Road, 12th Floor, Coral Gables, Florida 33134. Our Internet website and the information contained therein or connected thereto are not incorporated into this Proxy Statement.

Compensation Committee Interlocks and Insider Participation

In 2017, none of our executive officers or directors was a member of the board of directors of any other company where the relationship would be considered a compensation committee interlock under SEC rules.

Other Corporate Governance Matters

Interested parties who want to communicate with the Board as a whole, the lead independent director or any individual Board member, should mark their communications as “Communication to the MasTec, Inc. Board of Directors,” address them to the Board, the lead independent director or a Board member, as the case may be, and direct them to MasTec’s Vice President of Investor Relations at MasTec, Inc., 800 S. Douglas Road, 12th Floor, Coral Gables, Florida 33134, or by email to marc.lewis@mastec.com. Communications to the non-management members of the Board should be marked clearly as such and should be directed to MasTec’s “Board Designee” and mailed or emailed to the foregoing addresses. The Vice President of Investor Relations will forward all such communications directly to such Board members. Any such communications may be made on an anonymous and confidential basis.

MasTec does not have a policy requiring that our directors attend the Annual Meeting. Jorge Mas, Jose R. Mas and C. Robert Campbell attended our 2017 Annual Meeting. MasTec has adopted a code of business conduct and ethics, called the Code of Business Conduct and Ethics, that applies to all our directors, officers and employees and includes additional criteria that are applicable to our CEO and senior financial officers. The full text of the Code of Business Conduct and Ethics is available in the Investor section of MasTec’s website at www.mastec.com under the tab “Corporate Governance” and is available in print to any shareholder who requests it. We intend to provide amendments or waivers to our Code of Business Conduct and Ethics for any of our directors and senior officers on our website within four business days after such amendment or waiver. The reference to our website address does not constitute incorporation by reference of the information contained on the website, and such information is not a part of this Proxy Statement.

MasTec has also adopted anti-hedging and anti-pledging policies, which are further described on page 20.

EXECUTIVE OFFICERS

Our current executive officers are as follows:

Name	Age	Position
José R. Mas	46	Chief Executive Officer and Director
Robert Apple	68	Chief Operating Officer
George Pita	56	Executive Vice President and Chief Financial Officer
Alberto de Cardenas	49	Executive Vice President, General Counsel and Secretary

Biographical information for Mr. José R. Mas can be found in the section entitled “Class II Directors” beginning on page 6.

Robert Apple has been our Chief Operating Officer, referred to as the COO, since December 2006. Previously, Mr. Apple served as group president for MasTec’s energy service operations since 2005. From 2001 to 2004, Mr. Apple was a senior vice president at DIRECTV®, where he was responsible for the installation and service network, warranty program, supply chain management and national dispatch support. From 1997 to 2001, Mr. Apple, while on assignment from Hughes Electronics/DIRECTV® Latin America to Telefonica S.A., served as Chief Operating Officer and Board member of Via Digital, a direct broadcast satellite company and Telefonica affiliate. From 1985 to 1996, Mr. Apple served in various capacities within the Hughes Electronics organization, including as Chief Executive Officer of Hughes Electronics-Spain, Vice President of Hughes Europe and as a program manager for a Hughes Electronics training and support systems group. Mr. Apple has been a member of the Board of Directors of Domtar Corporation, a provider of fiber-based products, since October 2012. He currently serves as its Chairman of the Board and Chair of the Nominating and Governance Committee.

George Pita has been our Executive Vice President, referred to as EVP, and Chief Financial Officer, referred to as the CFO, since January 1, 2014. Mr. Pita joined MasTec in February 2013, as its Chief Financial Officer- Operations. From June 2007 until joining MasTec in 2013, Mr. Pita served as Executive Vice President and Chief Financial Officer of Stuart Weitzman Holdings, a manufacturer, designer and retailer of fine women’s footwear and accessories. From April 2002 until June 2007, Mr. Pita served in various capacities at Perry Ellis International, including as Executive Vice President and Chief Financial Officer from 2004 until 2007. From 1989 until 2002, Mr. Pita served in a variety of financial and operations positions at Sunglass Hut International, including Chief Financial Officer. Mr. Pita earned his bachelor’s in Business Administration and Accounting from the University of Miami in 1983 and has been a certified public accountant for approximately 30 years. Mr. Pita also serves or has served in various charitable and other capacities, including current appointments at the University of Miami Accounting school advisory board, as well as a board member of Easter Seals of South Florida. From 2008 to 2010, Mr. Pita served as a special advisor to Atlas Acquisition Holdings Corp., a special purpose acquisition corporation.

Alberto de Cardenas has been our EVP, General Counsel and Secretary responsible for all of MasTec’s corporate and operational legal matters and corporate secretary matters since November 2005. From March 2003 to

November 2005, Mr. de Cardenas was Senior Vice President and General Counsel and from January 2003 through March 2003, Mr. de Cardenas was Vice President and Corporate General Counsel of Perry Ellis International, Inc. From September 1996 through December 2002, Mr. de Cardenas was a corporate and securities attorney at Broad and Cassel. From September 1990 to July 1993, Mr. de Cardenas was an accountant at Deloitte & Touche LLP.

COMPENSATION DISCUSSION AND ANALYSIS

A Message from the Compensation Committee

Our compensation program’s key objectives are to reward our executive team for its efforts and results, retain our best performing and successful team members and attract new talent that can help MasTec achieve its strategic and operating goals and increase the productivity, efficiency and quality of our operations.

We are fortunate to have a long-serving leadership team guiding our company in a shifting, complex and challenging business landscape. We believe that our executive compensation program plays a critical role in retaining our leadership team members, rewarding them for achieving long-term improvement in our operating results, and aligning their interests with those of our shareholders and building long-term value for our shareholders.

In response to feedback from our shareholders over the last several years, we have made a number of changes to our compensation program. We adopted a recoupment (clawback) policy and a stock ownership policy and committed not to include excise tax gross-up provisions in future employment agreements. We recommended to our shareholders that they vote for an annual frequency for our say-on-pay votes instead of a triennial vote and, in response to our shareholders’ non-binding resolution, we adopted an annual frequency and have included a say-on-pay vote at this year’s annual meeting of shareholders. We strengthened our anti-hedging and anti-pledging policies and implemented a majority vote policy for the election of our directors. We believe these changes strengthen the alignment between our board of directors, management team and our shareholders.

In this compensation discussion and analysis, we present information about the compensation paid to our NEOs for 2017: José R. Mas, our Chief Executive Officer (“CEO”), Robert Apple, our COO, George Pita, our EVP and CFO, and Alberto de Cardenas, our EVP, General Counsel and Secretary. We have provided information regarding how our executive compensation program works and the decisions made about pay, as well as how those decisions were made. We believe that it is a key job to communicate to our shareholders about our compensation program and to help you understand the rationale for our compensation decisions to support our executive compensation program and to contribute to MasTec’s success.

Finally, we appreciate your inclusion of MasTec in your investment portfolio and your support for our Company as we continually strive to meet our customers’ demands and build long-term and sustainable value for our shareholders.

2017 Business Highlights

MasTec’s 2017 financial performance reflected improving market demand and the benefits of our strategic and operating initiatives to deliver improved operating results across all our key operating segments. In 2017 this resulted in:

•	Record revenues of $6.6 billion representing a $1.5 billion, or 29%, increase from 2016.

•	Adjusted EBITDA* of $645.6 million, a $168.7 million, or 35%, increase over 2016.

•	Adjusted net income* of $241.9 million, an $84.2 million, or 53%, increase over 2016.

•	Adjusted diluted earnings per share* of $2.92, a $1.02, or 54%, increase over 2016.

•	Year-end 18-month backlog of $7.1 billion.

•	Liquidity*** of approximately $600 million at year-end.

•	A closing 2017 market price on the NYSE of $48.95 per share compared to $38.25 at year-end 2016.

*	Adjusted EBITDA, adjusted net income and adjusted diluted earnings per share are non-GAAP financial measures. For a description of the rationale for our presentation of each of these non-GAAP measures and reconciliations of net income to adjusted EBITDA and adjusted net income, and diluted earnings per share to adjusted diluted earnings per share, please see the disclosure under the captions “Non-U.S. GAAP Financial Measures” beginning on page 36 of our 2017 Annual Report on Form 10-K filed with the SEC on February 27, 2018 (the “Non-GAAP Reconciliation”).
**	Book leverage is defined as net debt divided by adjusted EBITDA.
***	Liquidity is defined as cash plus availability on our senior credit facility.

Five Year Business Highlights

MasTec has diversified its industry base while delivering an increase in annual revenue of approximately $2.3 billion since 2013 to $6.6 billion for 2017. Other accomplishments over the past five years include:

•	Adjusted EBITDA* of $645.6 million grew 44% versus 2013.

•	Adjusted diluted earnings per share* of $2.92 grew 54% versus 2013.

•	2017 year-end 18-month Backlog of $7.1 billion grew 72% versus 2013.

•	Significant expansion of our oil & gas segment revenues by 115% to $3.5 billion since 2013.

*	Adjusted EBITDA and adjusted diluted earnings per share are non-GAAP financial measures. Please see the Non-GAAP Reconciliation.

2017 Governance Highlights

Our compensation program has been designed to incorporate many best practices. Some of these practices include:

Best Practices in Our Program	Practices We Do Not Engage In
• Pay for performance	• No defined benefit pension plan
• Annual performance-based incentives paid partly in restricted stock	• No re-pricing of stock options (none issued since 2006)
• Three-year vesting period for equity performance- based awards	• No excise tax gross-up provisions in post-2016 employment agreements
• Caps on annual bonuses
• Modest perquisites
• Use of independent compensation consultant to benchmark and analyze compensation metrics
• Stock ownership guidelines for our CEO, other NEOs and independent directors
• Anti-hedging and anti-pledging policies
• A clawback policy for incentive compensation

Shareholder Engagement

MasTec shareholders casted advisory votes on executive compensation (each, a “say-on-pay proposal”), in 2011, 2014 and 2017. At MasTec’s 2017 Annual Meeting of Shareholders, over 97% of the votes cast on the say-on-pay proposal were voted in favor of the proposal. Since 2014, MasTec has engaged with key shareholders. These engagements involved discussions of corporate governance and executive compensation as well as other issues important to our shareholders. At least one Board Member participated in most engagements with and without senior management involvement.

Compensation Committee actions taken due to “Say-on-pay” votes and discussions with Shareholders

•	Addition of stock ownership guidelines for our CEO and other NEOs

•	Commitment not to include any excise tax gross-ups in future post 2016 employment agreements

•	Adoption of incentive compensation recoupment (clawback) policy

•	Enhanced anti-hedging policy

•	Enhanced anti-pledging policy

•	Implementation of a majority vote policy for the election of directors

•	Recommendation to change frequency of advisory “Say-on-pay” votes to every year

What is Our General Philosophy Regarding Executive Pay?

MasTec’s objectives for its executive compensation program are to attract, motivate and retain a talented, entrepreneurial and innovative team of executive officers who will provide leadership for MasTec’s success in dynamic and competitive markets. MasTec seeks to accomplish these objectives in a way that rewards both company and individual performance and aligns with our shareholders’ long-term interests.

The compensation for the NEOs consists of two primary elements: base salary and annual performance bonuses, the latter of which is paid partly in restricted stock. While we believe that our base salaries provide a fixed level of compensation necessary to attract and retain our executive officers, the greatest portion of their compensation is in the form of variable annual performance bonuses.

•	For 2017, 84% of our CEO’s compensation was variable and an average of 79% of our other NEOs’ compensation was variable.

•

Our annual performance bonuses are paid partly in cash and partly in time-vested restricted stock to encourage executive retention and to encourage the creation of long-term value because the ultimate compensation realized by our executives will depend upon the vesting date value of the equity portion of the compensation.

•	As circumstances warrant, we occasionally make additional awards of restricted stock.

These elements are designed to reward corporate and individual performance and future share value appreciation in a simple and straightforward manner. MasTec’s executive compensation program is also intended to promote and retain stability within the executive team.

When we set compensation amounts and select compensation components for our executive management, we strive to reward the achievement of both short-term and long-term results that promote earnings growth and stock appreciation. Overall, we intend that our compensation philosophy provides market-competitive base pay levels with meaningful incentive opportunity to promote strong performance. This compensation philosophy extends to all levels of our management.

Each NEO is a member of MasTec’s executive team. To that end, each NEO is expected to contribute to MasTec’s overall success rather than focus solely on specific objectives within his or her area of responsibility. Given this team-based approach, MasTec considers relative compensation levels among all executive team members to ensure that our compensation programs are applied consistently and equitably. Executive officers who underperform are either removed from the executive team with their compensation adjusted accordingly or dismissed.

We do not have specific policies for allocating between long-term and short- term compensation or between cash and non-cash compensation. Rather, the Compensation Committee maintains a balance of performance-based and retention-oriented pay for each executive, considering market data on the mix of pay but also using discretion in making its decisions.

How Do We Determine Our Compensation Levels?

Discretion and Judgment of the Compensation Committee; Role of the CEO

The Compensation Committee of our Board is responsible for assessing recommendations of pay and approving pay levels for our executive management. We target our compensation levels with the following goals in mind:

•	Market-competitive base pay.

•	Short-term and long-term incentive grants that appropriately reward past performance and future share- value appreciation, as well as create incentives for long-term growth and executive retention.

•	Levels of benefits and modest perquisites adequate to attract and retain talented and qualified executive officers.

The Compensation Committee determines all compensation for the CEO and the other NEOs. The Company compiles information for the Committee’s review. Then the Compensation Committee conducts an evaluation of each NEO to determine if changes in the officer’s compensation are appropriate based on the considerations described herein.

At the Compensation Committee’s request, the CEO provides input regarding the performance and appropriate compensation of the NEOs other than himself. The CEO does not participate in the Compensation Committee’s deliberations or decisions about his own compensation. The Compensation Committee gives considerable weight to the CEO’s evaluation of the other NEOs because of his direct and in-depth knowledge of each executive. The Compensation Committee reviews those recommendations for non-CEO executive compensation and then determines the compensation levels for all our NEOs, considering the executive officer’s role, performance, internal pay comparisons and available market data.

The Compensation Committee also administers our incentive compensation plans, including the MasTec, Inc. 2013 Incentive Compensation Plan, which we refer to as the ICP.

The Role of Peer Companies and Benchmarking

The Compensation Committee from time to time uses the services of Meridian Compensation Partners LLC (“Meridian”) to assist it in benchmarking executive and director compensation. In 2016, the Compensation Committee engaged Meridian to help the Compensation Committee construct a peer group appropriate for market comparisons of compensation for our NEOs and outside directors. Based on that report, the Compensation Committee selected a peer group as more fully described below and the Compensation Committee was provided with a competitive analysis of compensation for our NEOs as compared to that of the selected peers, which analysis was reviewed by Meridian (the “Competitive Analysis”). Meridian updated the report in 2017 using the same peer group. Meridian did not assist MasTec in adjusting compensation based on such analyses and did not attend any meetings of the Compensation Committee. The Compensation Committee, considering all relevant factors, including those set forth in applicable SEC and NYSE rules, is not aware of any conflict of interest that has been raised by the work performed by Meridian.

To assist the Compensation Committee in the preparation of the Competitive Analysis, Meridian compiled a potential peer group for its review consisting of comparable companies based on gross revenues, market capitalization and industry to MasTec. MasTec was slightly above the median of the peer group with respect to size and the Compensation Committee focused on the median of the data in establishing the peer group used for market comparisons. The peer group selected by the Compensation Committee consisted of the following 13 companies:

Jacobs Engineering Group, Inc.
AECOM Technology Corp.
KBR Inc.
McDermott International Inc.
EMCOR Group Inc.
Quanta Services Inc.
Chicago Bridge & Iron Co.
Tutor Perini Corp.
Granite Construction Inc.
Tetra Tech Inc.
Comfort Systems USA Inc.
Dycom Industries Inc.
Primoris Services Corp.

The Compensation Committee reviewed information in the Competitive Analysis regarding peer median executive compensation, our executive compensation and our financial performance in comparison to the selected peers and considered that information, among other things, when it determined total compensation levels.

The Compensation Committee did not, however, set compensation components to meet specific market benchmark percentiles to avoid compensation unrelated to the value delivered by the NEOs or the performance of MasTec. At MasTec, annual incentive compensation awards are heavily based on prior year corporate and individual performance.

What Components of Compensation Do We Use?

As noted, the primary components of executive compensation for MasTec are base salary and performance based annual bonuses paid partly in cash and partly in time-based restricted stock, as well as occasional additional awards of restricted stock. Each element is described in more detail below.

Decisions with respect to one element of compensation tend not to affect decisions regarding other elements.

Salary

Our objective for base salary is to provide our executive officers a minimum, fixed level of cash compensation commensurate with their positions and qualifications. Base salary is designed to reward core competence in the executive role. We choose to pay base salary for talent attraction and retention.

Salaries initially are negotiated and set forth in employment agreements with each of our executive officers and thereafter reviewed annually. Salaries consider the performance of the executive, market data adjusted for individual qualifications, job uniqueness and individual performance. MasTec has not entered into any new employment agreements with our NEOs since 2014.

At its meeting on March 14, 2018 the Compensation Committee approved: an increase in Mr. Apple’s annual base salary from $625,000 to $643,750; an increase in Mr. Pita’s annual base salary from $481,500 to $495,945; and an increase in Mr. de Cardenas’ annual base salary from $412,000 to $424,360.

Cash Bonuses and Equity Grants

The objective of our annual incentive program is to reward executive officers for company and individual performance during the prior year. The plan is designed to reward contributions as a member of the executive team to MasTec’s overall success rather than specific objectives solely within the officer’s area of responsibility. For 2017, as in past years, we chose to pay this performance based annual incentive compensation in the form of both cash and restricted stock that vests over a three-year period. As noted above, we believe that paying a significant portion of this incentive compensation in the form of time vesting restricted stock further incentivizes our management to build long-term value, aligns the interests of our management team with those of our shareholders and contributes to retention of our leadership team members.

Annual Cash Bonuses

All members of our executive management team are eligible to receive cash bonuses based upon performance. Each executive’s employment agreement provides that he is entitled to receive an annual bonus of up to 100% of his base salary based upon performance. For 2017, these bonuses were determined and paid pursuant to the ICP.

Executive Incentive Compensation Plan Bonuses

The ICP provides for awards by the Compensation Committee of performance-based annual incentive compensation (among other forms of equity and non-equity incentive compensation). The ICP was designed so that incentive bonuses provided to our executive officers can qualify as fully tax-deductible “performance-based” compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, although as a result of the recently adopted tax reform legislation, this provision of the Code has been repealed; as a result, for years after 2017, compensation for our NEOs will not be deductible to the extent it exceeds $1 million per officer. Executive officers eligible to receive an award under the ICP are selected by the Compensation Committee no later than 90 days following the start of each fiscal year, at which time the Compensation Committee also determines the maximum amount of the award opportunity.

For 2017, the Compensation Committee determined that the maximum award payable under the annual incentive awards under the ICP for each executive officer would be the lesser of 2% of 2017 Consolidated EBITDA (as defined in the ICP) or $10 million, if 2017 Consolidated EBITDA was not less than $367 million. Consolidated EBITDA is generally calculated by taking MasTec’s consolidated net income, determined in accordance with generally accepted accounting principles, and adding back any deductions for interest, depreciation, amortization, income taxes and certain other deductions and adjusting certain items of income or gain. The Compensation Committee further determined that based upon 2017 MasTec’s Consolidated EBITDA, the maximum possible bonus under the ICP would be capped at $10 million. The Compensation Committee retains “negative discretion,” however, to reduce an executive officer’s annual incentive award based upon its assessment of MasTec’s actual performance and the executive’s individual performance.

The Compensation Committee exercised its negative discretion to reduce bonuses for 2017 below the maximum award amount. In determining the final award amounts for each NEO for 2017 under the ICP, the Compensation Committee considered, among other things, MasTec’s record revenue and earnings results compared to previous years and expectations. In addition, the Compensation Committee recognized how our executives managed our financial position and liquidity as reflected by our cash flow from operating activities, improved working capital metrics, overall debt level, liquidity and improved book leverage and considered the Competitive Analysis as described above. Accordingly, at its meeting on March 14, 2018, the Compensation Committee approved awards of restricted stock and cash under the ICP for 2017, as set forth in the table below.

		Shares of	Restricted
	Cash	Restricted	Stock Value	Total
	$	Stock	$*	$
José R. Mas, CEO	3,075,000	51,622	2,625,000	5,700,000
Robert Apple, COO	1,273,000	24,582	1,250,000	2,523,000
George Pita, EVP and CFO	1,000,000	18,938	963,000	1,963,000
Alberto de Cardenas, EVP, General Counsel and Secretary	550,000	12,153	618,000	1,168,000

*	The values of the shares of restricted stock were calculated based on the closing price of MasTec’s Common Stock as reported on the NYSE on March 14, 2018 ($50.85), in accordance with the definition of “Fair Market Value” under the ICP.

The restricted stock will vest on the third anniversary of the grants. See the Summary Compensation Table for details. As noted above, because the restricted stock is awarded based on performance, vesting is based solely upon continued employment over a significant period to align our executives’ realizable compensation with long-term shareholder value and to promote executive retention.

Other Equity Compensation

We occasionally use other time-vesting restricted stock awards to further align executive officers’ interests with those of our shareholders and to reward continued employment and actions that increase long-term shareholder value. We have not made such awards to NEOs since 2013, however.

Retirement Benefits

The objective of our retirement benefits is to assist our employees with the accumulation of adequate financial assets for retirement. Retirement benefits reward employees for saving for their retirement and for their continued employment. We choose to provide retirement benefits to have a competitive retirement and benefit package in the marketplace.

401(k) Plan

We maintain a 401(k) plan for all employees who have completed at least 30 days of service. Our executive officers may participate in the 401(k) Plan. We make safe harbor matching contributions equal to 100% of the first 3% of compensation that each eligible participant elects to contribute to the 401(k) Plan in that year plus 50% of the amount of such participant’s contributions more than 3% but not more than 5% of such participant’s compensation. The matching contributions to the 401(k) Plan are paid 50% in cash and 50% in MasTec common stock.

The 401(k) Plan is intended to qualify under Sections 401(a) and 501(a) of the Code. As such, contributions to the 401(k) Plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) Plan, and all contributions are deductible by us when made. The 401(k) Plan also allows post-tax contributions. The amounts of our matching contributions for our NEOs for 2017, 2016 and 2015 under the 401(k) Plan are included in the “All Other Compensation” column of the Summary Compensation Table on page 22.

Deferred Compensation Plan

In 2008, our Board adopted the MasTec Non-Qualified Deferred Compensation Plan. Certain management and highly compensated employees, including executive officers, are eligible to participate in the plan. The objective of this plan is to provide this group of employees with an opportunity on a voluntary basis to defer compensation without regard to the IRS limits imposed on our qualified 401(k) Plan. Under the plan, participants can defer up to 50% of their base salary and overtime and 100% of their bonus in any given year. We make discretionary matching contributions into the plan. The amount of the matching contribution is determined on an annual basis. No match was awarded in 2015, 2016 or 2017. Company matching contributions vest at a rate of one-third per year of service. An employee’s elective contributions are 100% vested when contributed. Our Board or the Compensation Committee may in its sole discretion, but is not required to, credit a contribution to any participant’s account under this plan. Such contributions may be smaller or larger than the amount credited to any other participant in any given year. No contributions were made in 2015, 2016 or 2017. Participants may obtain distributions from the plan only on termination of employment or for elected in-service distributions at which time the distribution will be fully taxable to the employee.

Split Dollar Benefit

We have split dollar agreements with Jorge Mas and José R. Mas to provide post-retirement life insurance coverage for them. The arrangements are designed to reward continued employment and have the effect of allowing the beneficiaries to use the proceeds to settle potential estate taxes. We choose to provide them because they are an efficient method of providing compensation with a high perceived value to the recipients and protection to the company on future large stock dispositions. For more information, see “Certain Relationships and Related Transactions” on page 36.

Perquisites

The Compensation Committee prefers to compensate our NEOs in cash and equity rather than perquisites, in keeping with our philosophy that senior executive compensation should be variable with corporate performance. However, we do provide a limited number of perquisites to our NEOs (a car lease or allowance to all NEOs and a golf membership to George Pita) with the objective of attracting and retaining executive officers in a competitive marketplace. Perquisites are not designed to reward any particular executive behavior.

The total value of perquisites provided to the NEOs during 2017 was a small fraction of each executive officer’s total compensation. These amounts are included in the second to last column of the Summary Compensation Table on page 22 under “All Other Compensation” and related footnotes.

Clawback Policy

MasTec has adopted a clawback policy that permits us to seek to recover certain amounts of incentive compensation, including both cash and equity, paid to any executive officer (as defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) on or after January 1, 2017, if payment of such compensation was based on the achievement of financial results that were subsequently the subject of a restatement of our financial statements due to fraud, and the executive engaged in improper conduct that materially contributed to the need for restatement, and a lower amount of incentive compensation would have been earned based on the restated financial results.

Stock Ownership and Retention Policy

All NEOs are required to own shares of MasTec common stock with a value of not less than a specified multiple of their base salary. The policy also requires them to retain 50% of net after-tax shares acquired during the year upon vesting (or exercise of stock options) unless his or her ownership level was satisfied as of the beginning of the year. These multiples were determined in accordance with current market practice. The chart below shows the multiple of base salary ownership requirements and actual ownership levels as of December 31, 2017:

	Ownership	Ownership as of December 31,
Name & Principal Position	Requirement	2017
José R. Mas, CEO	10x base salary	225x
Robert Apple, COO	2x base salary	13x
George Pita, EVP and CFO	2x base salary	12x
Alberto de Cardenas, EVP, General Counsel and Secretary	2x base salary	14x

As the table above reflects, our NEOs have a significant investment in MasTec, which is a strong reflection of our culture and aligns with our compensation philosophy. The Compensation Committee periodically monitors such ownership.

Our Directors are also required to own at least $250,000 of MasTec common stock at the end of each quarter, valued based on the average closing price of the Company’s common stock on the NYSE during the 30 trading days preceding such quarter-end. New directors have a four-year exception period to meet such requirement.

Shares that count toward the ownership requirement are as follows:

•	Owned outright by the individual, spouse or dependent children

•	Held in trust for economic benefit of the individual, spouse or dependent children;

•	Held in the MasTec 401(k) plan or other Company-sponsored benefit plan; and

•

Restricted shares for which the underlying performance conditions, if any, have been met and only remain subject to time-based vesting requirements or any restricted shares/units only subject to time- based vesting requirements.

Anti-Hedging and Anti-Pledging Policies

MasTec has a policy prohibiting its directors, management, financial and other insiders from engaging in transactions in MasTec securities or derivatives of MasTec securities that might be considered hedging, or from holding MasTec securities in margin accounts or pledging MasTec securities as collateral for a loan, unless such person demonstrates the financial capacity to repay the loan without resort to the pledged securities.

Prohibition of Re-Pricing without Shareholder Approval

The ICP contains a prohibition on the repricing of stock options without shareholder approval.

Termination of Employment and Change in Control Agreements

Employment Agreements

We generally negotiate employment agreements with our NEOs. The objective of these arrangements is to secure qualified executive officers for leadership positions in our organization as well as to protect our business and intellectual property by restrictive covenants, including non-competition covenants, contained in the agreements. As of March 28, 2018, we had employment agreements with all our NEOs for their current positions. See “Employment and Other Agreements” below.

Our employment agreements provide for the payment of certain compensation and benefits in the event of a change in control of MasTec, as well as in the event of the termination of an executive’s employment. The amount payable varies depending upon the reason for the payment. Providing for payments upon a change in control helps preserve MasTec’s value by reducing any incentive for key executive officers to seek employment elsewhere if a change in control of MasTec is proposed or becomes likely. Moreover, on an ongoing basis, these arrangements help maintain the continuity of our management team, which we view as a driver of shareholder value. See “Potential Payments upon Change in Control and Termination of Employment as of December 31, 2017,” below for a description of these provisions and a calculation of the amounts that would be payable thereunder if a change in control of MasTec had occurred on December 31, 2017. Notwithstanding, the Compensation Committee has determined publicly to commit to not include change in control related excise tax gross-ups in future executive employment agreements.

Accounting for Share-Based Compensation

Before granting stock-based compensation awards, the Compensation Committee considers the accounting impact of the award as structured and under various other scenarios to analyze the expected impact of the award.

Impact of Tax Treatments of a Particular Form of Compensation

The tax treatment of the elements of our compensation program is one factor considered in the design of our executive compensation program. Under Section 162(m) of the Code, the federal income tax deduction for compensation paid to certain executive officers of publicly-held companies is limited to $1 million per officer per fiscal year. Prior to the 2017 tax reform act, that limitation did not apply if the compensation met certain qualifying performance based requirements. As a result of the 2017 tax legislation, however, that performance-based exception is generally no longer available. As a result, more of our executive compensation will likely not be tax deductible by the Company, although the impact of the loss of this tax benefit may be partially offset by the lower corporate income tax rate applicable under the new law. Although the Compensation Committee considers the impact of Section 162(m) of the Code as well as other tax and accounting consequences when developing and implementing the Company’s executive compensation programs, the Compensation Committee retains the flexibility to design and administer compensation programs that are in the best interests of the Company and its shareholders.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The following report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of MasTec’s filings under the Securities Act of 1933, as amended, referred to as the Securities Act, or the Securities Exchange Act of 1934, as amended, referred to as the Exchange Act, except to the extent that we specifically incorporate such report by reference.

In fulfilling our role, we met and held discussions with MasTec’s management and reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement on Schedule 14A. Based on the review and discussions with management and our business judgment, we recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement on Schedule 14A for filing with the SEC.

Submitted by the Compensation Committee of the Board of Directors

José Sorzano, Chairman

Ernst N. Csiszar

Robert J. Dwyer

Summary Compensation Table

The following table summarizes the compensation information for the years ended December 31, 2017, 2016 and 2015 for our CEO, CFO and our other NEOs as of the end of 2017. We refer to these persons as our NEOs elsewhere in this Proxy Statement.

Name & Principal Position	Year	Salary	Stock Awards (1)	Non-Equity Incentive Plan Compensation	All Other Compensation (2)	Total
José R. Mas, CEO	2017	$1,033,846	$2,625,000	$3,075,000	$19,711	$6,753,557
	2016	$980,000	$1,960,000	$2,940,000	$10,475	$5,890,475
	2015	$980,000	$2,450,000	$490,000	$18,282	$3,938,282

Robert Apple, COO	2017	$615,769	$1,250,000	$1,273,000	$32,334	$3,171,103
	2016	$585,000	$1,025,000	$1,170,000	$34,270	$2,814,270
	2015	$585,000	$789,750	$292,500	$35,627	$1,702,877

George Pita, EVP and CFO	2017	$474,231	$963,000	$1,000,000	$37,009	$2,474,240
	2016	$450,000	$787,500	$900,000	$38,310	$2,175,810
	2015	$450,000	$607,500	$225,000	$38,941	$1,321,441

Alberto de Cardenas, EVP, General Counsel and	2017	$405,769	$618,000	$550,000	$23,967	$1,597,736
Secretary	2016	$385,000	$475,000	$500,000	$23,767	$1,383,767
	2015	$385,000	$385,000	$192,500	$27,193	$989,693

(1)	Amounts shown in this column represent the fair value of restricted stock awards as of date of grant computed in accordance with FASB ASC Topic 718. Stock awards represent restricted stock awards issued in payment of a portion of annual incentive compensation. Each restricted stock award was valued at the closing market price of our common stock on the date of grant. For additional information regarding assumptions underlying the valuation of equity awards and the calculation method, please refer to Note 9 to our Consolidated Financial Statements, which are contained in our Annual Report on Form 10-K for the year ended December 31, 2017.
(2)	All other compensation consists of the following:

Name & Principal Position	Year	Car lease or car allowance	Matching Contributions to 401(k) Plan	Imputed benefit from Split Dollar Life Insurance Policy (2)	Golf Membership	Executive Long Term Disability (1)	Employee Awards (3)	Total
José R. Mas, CEO	2017	$18,507		$147		$1,032	$25	$19,711
Robert Apple, COO	2017	$20,580	$10,800			$929	$25	$32,334
George Pita, EVP and CFO	2017	$18,600	$10,800		$5,692	$1,892	$25	$37,009
Alberto de Cardenas, EVP, General Counsel and Secretary	2017	$12,000	$10,800			$1,142	$25	$23,967

(1)	The amounts shown in this column include premiums for Executive Supplemental Long-Term Disability for Messrs. Mas, Apple, Pita and de Cardenas for 2017.
(2)	The amounts shown in this column for Mr. Mas include imputed income with respect to a life insurance policy owned by MasTec on the life of José R. Mas. Pursuant to Mr. Mas’ split dollar agreement, MasTec is entitled to recover out of the death benefit proceeds, all premiums it pays on the policies upon the death of the insured. The balance of the death benefit would be paid to the beneficiaries designated by Mr. Mas. See “Certain Relationships and Related Transactions” on page 36 for a description of the split dollar agreement that MasTec entered with Mr. Mas.
(3)	The amounts shown in this column include gift cards for employee anniversaries and holidays.

Grants of Plan-Based Awards in 2017

The following table provides additional information about the plan-based awards granted to the NEOs for the year ended December 31, 2017.

Name & Principal Position	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (1)	Grant Date Fair Value of Stock Awards (2)
José R. Mas, CEO	3/14/2018	51,622	$2,625,000
Robert Apple, COO	3/14/2018	24,582	$1,250,000
George Pita, EVP and CFO	3/14/2018	18,938	$963,000
Alberto de Cardenas, EVP, General Counsel and Secretary	3/14/2018	12,153	$618,000

(1)	Represents shares of restricted stock granted under the ICP, which vest three years after the grant date.
(2)	The grant date value of the restricted stock awards is based on the closing market price of $50.85 for our common stock on March 14, 2018.

Outstanding Equity Awards as of December 31, 2017

The following table sets forth our outstanding equity awards as of December 31, 2017, for our NEOs.*

		Stock Awards
Name & Principal Position	Date of Grant	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares of Units of Stock That Have Not Vested (1)
José R. Mas, CEO	12/18/2015	143,192	(2)	$7,009,248
	3/20/2017	50,450	(3)	$2,469,528
Robert Apple, COO	12/18/2015	46,158	(2)	$2,259,434
	3/20/2017	26,384	(3)	$1,291,497
George Pita, EVP and CFO	12/18/2015	35,506	(2)	$1,738,019
	3/20/2017	20,270	(3)	$992,217
Alberto de Cardenas, EVP, General Counsel and Secretary	12/18/2015	22,502	(2)	$1,101,473
	3/20/2017	12,227	(3)	$598,512

*	The table excludes equity awards granted in 2018 for 2017 performance.
(1)	The market value of the shares was calculated based upon the closing market price of our common stock of $48.95 per share, as reported by the NYSE on December 29, 2017, the last trading day of 2017.
(2)	Awarded on December 18, 2015 and vest on December 18, 2018.
(3)	Awarded on March 20, 2017 and vest on March 20, 2020.

Stock Vested in Fiscal Year 2017

	Stock Awards
Name & Principal Position	Number of Shares Acquired on vesting	Value Realized on Vesting
Jose R. Mas, CEO	173,457	$7,682,733
Robert Apple, COO	65,482	$2,946,306
George Pita, EVP and CFO	50,614	$2,284,097
Alberto de Cardenas, EVP, General Counsel and Secretary	43,738	$1,967,462

Nonqualified Deferred Compensation

The following table sets forth earnings under and aggregate balances of nonqualified defined contribution and other deferred compensation plans we maintain.

Name & Principal Position	Executive Contributions in 2017 (1)	Aggregate Earnings in 2017	Aggregate Balance at December 31, 2017 (2)
Robert Apple, COO	$292,500	$87,504	$720,428
Alberto de Cardenas, EVP, General Counsel and Secretary	—	$4,796	$38,187

(1)	No contributions were made to MasTec’s non-qualified deferred compensation plans on behalf of NEOs for 2017.
(2)	For Mr. Apple $14,975 and for Mr. de Cardenas $7,084 of these totals were previously reported as compensation in the Summary Compensation Tables of previous years.

See “Retirement Benefits—Deferred Compensation Plan” on page 18 for more information on our Non-Qualified Deferred Compensation Plan.

Potential Payments upon Change in Control and Termination of Employment as of December 31, 2017

Each of the NEOs has an employment agreement with us that provides for us to make continued payments and provide certain benefits to the executive upon termination of employment with the Company.

Each of the employment agreements, as amended to the date of this Proxy Statement, for the NEOs also provides for each of such NEOs to receive certain payments in the event of a change in control, as follows:

•

José R. Mas. Mr. Mas would become entitled to receive a lump sum payment equal to one and a half times his base salary and average performance bonuses during the last three calendar years for which he was an employee, a gross-up payment if an excise tax is triggered, the immediate vesting of any previously unvested options and restricted stock and the continuation of benefits for the balance of the term of the agreement.

•

Robert Apple. Mr. Apple would become entitled to receive 12 monthly payments at an annual rate equal to one and a half times his base salary and average performance bonuses during the last three calendar years for which he was an employee, a gross-up payment if an excise tax is triggered, the immediate vesting of any previously unvested options and restricted stock and the continuation of benefits for the balance of the term of the agreement.

•

George Pita. Mr. Pita would be entitled to a lump sum payment equal to one and a half times his base salary and average performance bonuses during the last three calendar years for which he was an employee, the immediate vesting of any previously unvested options and restricted stock and the continuation of benefits for the balance of the term of the agreement. Under certain circumstances, the change in control payment would be reduced to avoid triggering an excise tax on such benefits.

•

Alberto de Cardenas. Mr. de Cardenas would become entitled to a lump sum payment equal to one and a half times his base salary and average performance bonuses during the last three calendar years for which he was an employee, the immediate vesting of any previously unvested options and restricted stock and the continuation of benefits for the balance of the term of the agreement. Under certain circumstances, the change in control payment would be reduced to avoid triggering an excise tax on such benefits.

For these purposes, “Change in Control” generally means:

•

Acquisition by Person of Substantial Percentage. The acquisition by a Person (including “affiliates” and “associates” of such Person, but excluding MasTec, any “parent” or “subsidiary” of MasTec or any employee benefit plan of MasTec) of a sufficient number of shares of the common stock, or securities convertible into the common stock, and whether through direct acquisition of shares or by merger, consolidation, share exchange, reclassification of securities or recapitalization of or involving MasTec or any “parent” or “subsidiary” of MasTec, to constitute the Person the actual or beneficial owner of 51% or more of the common stock;

•

Disposition of Assets. Any sale, lease, transfer, exchange, mortgage, pledge or other disposition, in one transaction or a series of transactions, of all or substantially all the assets of MasTec or of any “subsidiary” of MasTec to a Person described above, but, with regard to Robert Apple’s, George Pita’s and Alberto de Cardenas’ employment agreements, only if such transaction occurs without approval or ratification by a majority of the members of the Board of Directors of MasTec; or

•

Substantial Change of Board Members. During any fiscal year of MasTec, individuals who at the beginning of such year constitute the Board cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by most of the directors in office at the beginning of the fiscal year.

For purposes of the definition of “Change in Control,” the terms “affiliate,” “associate,” “parent” and “subsidiary” shall have the respective meanings ascribed to such terms in Rule 12b-2 under the Exchange Act.

Each NEO’s employment agreement also provides that such NEO would be entitled to receive certain payments if his employment was terminated as follows:

•

José R. Mas. Following termination of Mr. Mas’ employment by us without cause (as defined in the agreement) or by Mr. Mas for good reason (as defined in the agreement), Mr. Mas would receive an amount equal to his base salary, and the average of the performance bonuses (as defined in the agreement) he received during the last three calendar years and certain employee benefits set forth in the agreement, which shall be payable over a period of 12 months from the date of termination, plus all unvested options and restricted stock would immediately vest. In the event Mr. Mas’ employment is terminated by MasTec because of death or disability, then Mr. Mas or his estate would receive a lump sum amount equal to his base salary and the pro-rata portion of his annual performance bonus earned through the date of death or disability to which he would have been entitled for the year in which the death or disability occurred, and all unvested options and restricted stock would immediately vest. In the event Mr. Mas’ employment is terminated by us for cause (as defined in the agreement), Mr. Mas would receive his base salary through the date of termination and would forfeit any entitlement he may have to receive any performance bonus for the year in which employment terminates.

•

Robert Apple. Following termination of Mr. Apple’s employment by us without cause (as defined in the agreement) or by Mr. Apple for good reason (as defined in the agreement), Mr. Apple would receive an amount equal to his base salary and the average of the performance bonuses (as defined in the agreement) he received during the last three calendar years and certain employee benefits set forth in the agreement, which shall be payable over a period of 12 months from the date of termination. If Mr. Apple’s employment is terminated by MasTec because of death or disability, then Mr. Apple or his estate would receive a lump sum amount equal to his base salary and any annual performance bonus earned through the date of death or disability to which he would have been entitled for the year in which the death or disability occurred, and all unvested options and restricted stock would immediately vest. In the event Mr. Apple’s employment is terminated by us for cause (as defined in the agreement), Mr. Apple would receive his base salary through the date of termination and would forfeit any entitlement he may have to receive any performance bonus for the year in which employment terminates.

•

George Pita. Following termination of Mr. Pita’s employment by us without cause (as defined in the agreement) or by Mr. Pita for good reason (as defined in the agreement), Mr. Pita would receive an amount equal to his base salary and the average of the performance bonuses he received during the last three calendar years and certain employee benefits set forth in the agreement which shall be payable over a period of 12 months from the date of termination. If Mr. Pita’s employment is terminated by MasTec because of death or disability, then Mr. Pita or his estate would receive a lump sum amount equal to his base salary and any annual performance bonus earned through the date of death or disability and all unvested options and restricted stock would immediately vest. In the event Mr. Pita’s employment is terminated by us for cause (as defined in the agreement), Mr. Pita would receive his base salary through the date of termination and would forfeit any entitlement he may have to receive any performance bonus for the year in which employment terminates.

•

Alberto de Cardenas. Following termination of Mr. de Cardenas by us without cause (as defined in the agreement) or by Mr. de Cardenas for good reason (as defined in the agreement), Mr. de Cardenas would receive an amount equal to his base salary and the average of the performance bonuses he received during the last three calendar years and certain employee benefits set forth in the agreement, which shall be payable over a period of 12 months from the date of termination. If Mr. de Cardenas’ employment is terminated by us because of death or disability, then Mr. de Cardenas or his estate would receive a lump sum amount equal to his base salary and any annual performance bonus earned through the date of death or disability and all unvested options and restricted stock would immediately vest. In the event Mr. de Cardenas’ employment is terminated by us for cause (as defined in the agreement), Mr. de Cardenas would receive his base salary through the date of termination and would forfeit any entitlement he may have to receive any performance bonus.

The following tables illustrate the payments and benefits that each NEO would have received under his employment agreement, as amended to the date of this Proxy Statement, if MasTec experienced a change in control on December 31, 2017 or his employment with MasTec had terminated on December 31, 2017 for any of the reasons described in the tables. The amounts presented in the tables are estimates and do not necessarily reflect the actual value of the payments and of the benefits that would be received by the NEOs, which would only be known at the time that employment terminates, or the change of control occurs, as applicable.

Executive: José R. Mas

Executive Benefits upon Change in Control and Termination of Employment	Termination due to Disability	Termination due to Death	Termination by Company without Cause or Resignation with Good Reason	Change of Control
Cash Severance
Base Salary			$1,050,000	$1,575,000
Performance Bonus			$4,513,333	$6,770,000
Total Cash Severance			$5,563,333	$8,345,000
Long Term Incentives
Value of Accelerated Stock Grants (1)	$9,478,776	$9,478,776	$9,478,776	$9,478,776
Benefits & Perquisites
Health & Welfare Benefits			$9,425	$9,425
Company Car			$18,507	$18,507
Total Benefits & Perquisites			$27,932	$27,932
Section 280G Tax Gross-Up (2)			$—	$—

OVERALL TOTAL	$9,478,776	$9,478,776	$15,070,041	$17,851,708

(1)	Represents the closing price on the NYSE for a share of MasTec’s common stock on December 29, 2017, the last trading day of 2017 ($48.95), multiplied by the number of restricted shares that would have been subject to accelerated vesting.
(2)	Mr. Mas is entitled to receive a tax gross-up payment to reimburse him for any excise tax to which he would be subject under Section 4999 of the Code with respect to any “excess parachute payment” that he receives from MasTec. Mr. Mas generally would not be considered to receive an “excess parachute payment” unless the payments made to him that are contingent on a change in control exceed three times the average of his W-2 compensation for the five years immediately prior to the year in which the change in control occurs. Thus, facts and circumstances at the time of any change in control, as well as changes in Mr. Mas’ W-2 compensation history, could materially impact whether and to what extent any payment to Mr. Mas would result in an “excess parachute payment” and thus result in an excise tax.

Executive: Robert Apple

Executive Benefits upon Change in Control and Termination of Employment	Termination due to Disability	Termination due to Death	Termination by Company without Cause or Resignation with Good Reason	Change of Control
Cash Severance
Base Salary			$625,000	$937,500
Performance Bonus			$1,933,417	$2,900,125
Total Cash Severance			$2,558,417	$3,837,625
Long Term Incentives
Value of Accelerated Stock Grants (1)	$3,550,931	$3,550,931	$3,550,931	$3,550,931
Benefits & Perquisites
Health & Welfare Benefits			$6,906	$6,906
Company Car			$20,580	$20,580
Total Benefits & Perquisites			$27,486	$27,486
Section 280G Tax Gross-Up (2)			$—	$—

OVERALL TOTAL	$3,550,931	$3,550,931	$6,136,834	$7,416,042

(1)	Represents the closing price on the NYSE for a share of MasTec’s common stock on December 29, 2017, the last trading day of 2017 ($48.95), multiplied by the number of shares of restricted stock that would have been subject to accelerated vesting.
(2)	Mr. Apple is entitled to receive a tax gross-up payment to reimburse him for any excise tax to which he would be subject under Section 4999 of the Code with respect to any “excess parachute payment” that he receives from MasTec. Mr. Apple generally would not be considered to receive an “excess parachute payment” unless the payments made to him that are contingent on a change in control exceed three times the average of his W-2 compensation for the five years immediately prior to the year in which the change in control occurs. Thus, facts and circumstances at the time of any change in control, as well as changes in Mr. Apple’s W-2 compensation history, could materially impact whether and to what extent any payment to Mr. Apple would result in an “excess parachute payment” and thus result in an excise tax.

Executive: George Pita

Executive Benefits upon Change in Control and Termination of Employment	Termination due to Disability	Termination due to Death	Termination by Company without Cause or Resignation with Good Reason	Change of Control
Cash Severance
Base Salary			$481,500	$722,250
Performance Bonus			$1,494,333	$2,241,500
Total Cash Severance			$1,975,833	$2,963,750
Long Term Incentives
Value of Accelerated Stock Grants (1)	$2,730,235	$2,730,235	$2,730,235	$2,730,235
Benefits & Perquisites
Health & Welfare Benefits			$8,406	$8,406
Company Car			$18,600	$18,600
Total Benefits & Perquisites			$27,006	$27,006

OVERALL TOTAL	$2,730,235	$2,730,235	$4,733,074	$5,720,991

(1)	Represents the closing price on the NYSE for a share of MasTec’s common stock on December 29, 2017, the last trading day of 2017 ($48.95), multiplied by the number of shares of restricted stock that would have been subject to accelerated vesting.

Executive: Alberto de Cardenas

Executive Benefits upon Change in Control and Termination of Employment	Termination due to Disability	Termination due to Death	Termination by Company without Cause or Resignation with Good Reason	Change of Control
Cash Severance
Base Salary			$412,000	$618,000
Performance Bonus			$906,833	$1,360,250
Total Cash Severance			$1,318,833	$1,978,250
Long Term Incentives
Value of Accelerated Stock Grants (1)	$1,699,985	$1,699,985	$1,699,985	$1,699,985
Benefits & Perquisites
Health & Welfare Benefits			$11,174	$11,174
Company Car			$12,000	$12,000
Total Benefits & Perquisites			$23,174	$23,174

OVERALL TOTAL	$1,699,985	$1,699,985	$3,041,992	$3,701,409

(1)	Represents the closing price on the NYSE for a share of MasTec’s common stock on December 29, 2017, the last trading day of 2017 ($48.95), multiplied by the number of shares of restricted stock that would have been subject to accelerated vesting.

Employment and Other Agreements

Employment Agreements

On April 18, 2007, MasTec entered an employment agreement with José R. Mas, MasTec’s President and CEO, effective as of April 18, 2007, and amended on March 31, 2014. The term of the agreement continues until the agreement is terminated in accordance with the terms and provisions thereof. The agreement provides that Mr. Mas is to receive an annual salary, subject to Compensation Committee adjustment. Mr. Mas’ salary was increased to $1,050,000 effective March 19, 2017. The agreement also provides that Mr. Mas shall be eligible for annual performance bonuses of up to his base salary based on the achievement of goals established by the Compensation Committee of the Board. Pursuant to the terms of the agreement, Mr. Mas received 100,000 shares of MasTec’s common stock, which vested on the fifth anniversary of the agreement. If Mr. Mas’ employment is terminated other than for cause and he has not breached certain of his obligations set forth in the agreement, then his restricted stock and stock options that he currently has or may have in the future would continue to vest until they are fully vested, and all existing and future stock option grants will remain exercisable for the full term of the grant. The Agreement further provides for change of control and termination payments as described above in “Potential Payments upon Change in Control and Termination of Employment as of December 31, 2017,” on page 24. The agreement also contains confidentiality, non-competition and non-solicitation provisions, compliance with which is a condition to receipt of certain amounts or benefits payable under the agreements.

Effective January 1, 2010, MasTec entered an employment agreement with Robert Apple relating to his employment as COO, which agreement was amended on March 31, 2014. The agreement remains in effect until terminated and provides that Mr. Apple will be paid an annual salary, subject to Compensation Committee adjustment. Mr. Apple’s salary was increased to $643,750 effective March 19, 2018. The agreement also provides for annual performance bonuses of up to his base salary based on the achievement of goals established by our Compensation Committee, in its sole discretion. Pursuant to the terms of the agreement, Mr. Apple received 37,500 shares of MasTec’s common stock, which vested on the third anniversary of the effective date of the agreement. If Mr. Apple’s employment is terminated other than for cause and he has not breached certain of his obligations set forth in the agreement, then his restricted stock and stock options that he currently has or may have in the future would continue to vest until they are fully vested, and all existing and future stock option grants will remain exercisable for the full term of the grant. The Agreement further provides for change of control and termination payments as described above in “Potential Payments upon Change in Control and Termination of Employment as of December 31, 2017, on page 24. The agreement also contains confidentiality, non-competition and non-solicitation provisions, compliance with which is a condition to receipt of certain amounts or benefits payable under the agreements.

Effective January 23, 2014, MasTec entered an employment agreement with George Pita relating to his becoming, effective January 1, 2014, the Company’s EVP and CFO, which agreement was amended as of March 31, 2014, and remains in effect until terminated and provides that Mr. Pita will be paid an annual base salary, subject to Compensation Committee adjustment. Mr. Pita’s salary was increased to $495,945 effective March 19, 2018. The agreement also provides for an annual performance bonus of up to his base salary based on the achievement of goals established by the Compensation Committee, in its sole discretion. If Mr. Pita’s employment is terminated other than for cause and he has not breached certain of his obligations set forth in the agreement, then his restricted stock and stock options that he currently has or may have in the future would continue to vest until they are fully vested, and all existing and future stock option grants will remain exercisable for the full term of the grant. The agreement further provides for change of control and termination payments as described above in “Potential Payments upon Change in Control and Termination of Employment as of December 31, 2017,” on page 24. Under certain circumstances, the change in control payment would be reduced to avoid triggering an excise tax on such benefits. The agreement also contains confidentiality, non-competition and non-solicitation provisions, compliance with which is a condition to receipt of certain amounts or benefits payable under the agreements.

Effective March 31, 2014, MasTec entered an employment agreement with Alberto de Cardenas relating to his employment as EVP, General Counsel and Secretary, which agreement replaced his 2008 employment agreement. The agreement remains in force until terminated and provides that Mr. de Cardenas will be paid an annual salary, subject to Compensation Committee adjustment. Mr. de Cardenas’ salary was increased to $424,360 effective March 19, 2018. The agreement also provides for an annual performance bonus of up to his base salary based on the achievement of goals established by the Compensation Committee, in its sole discretion. If Mr. de Cardenas’ employment is terminated other than for cause and he has not breached certain of his obligations set forth in the agreement, then his restricted stock and stock options that he currently has or may have in the future would continue to vest until they are fully vested, and all existing and future stock option grants will remain exercisable for the full term of the grant. The Agreement further provides for change of control and termination payments as described above in “Potential Payments upon Change in Control and Termination of Employment as of December 31, 2017,” on page 24. Under certain circumstances, the change in control payment would be reduced to avoid triggering an excise tax on such benefits. The agreement also contains confidentiality, non-competition and non-solicitation provisions, compliance with which is a condition to receipt of certain amounts or benefits payable under the agreements.

Risk Considerations in Our Compensation Programs

MasTec has reviewed its compensation structures and policies as they pertain to risk and has determined that its compensation programs do not create or encourage the taking of risks that are reasonably likely to have a material adverse effect on MasTec. Use of Consolidated EBITDA targets for senior executive bonuses ensures that compensation is based upon the overall performance of MasTec. Moreover, our equity grants typically provide for a three-year vesting period, which we believe encourages our executive officers to manage with the long-term success of MasTec as a key objective. Compensation for other personnel is closely monitored by our senior executive officers considering this long-term perspective.

Compensation of Directors

2017 Director Compensation

At the direction of the Board in 2017, the Compensation Committee retained Meridian to conduct a review of MasTec’s independent director compensation. Meridian provided a competitive analysis of the compensation programs for our independent directors against the compensation programs of the same peer group described above under the caption “How Do We Determine Our Compensation Levels? The Role of Peer Companies and Benchmarking.” The review found MasTec’s independent director compensation to be above the median of the peer group and between the 50th and 75th percentile of the peer groups. Based upon the Compensation Committee goal for independent director compensation to be between the 50th and 75th percentile of the peer group’s independent director compensation no changes were recommended. As a result, the independent director compensation remains the same as approved by the Board July 1, 2014. Independent directors are paid a $55,000 quarterly retainer. A minimum of 42% of the compensation must be taken in the form of common stock to be issued under the ICP, but directors may elect to take a greater portion of the quarterly fee in common stock equity. Shares will be valued at the last sale price of the common stock on the NYSE at the close of trading on the applicable quarterly payment date. Directors must make an initial election during an open trading window under MasTec’s insider trading policy and can change such election during an open trading window. The remainder of the retainer, if any, will be taken in the form of cash.

Our independent director compensation policy also provides that directors must own, at the end of each year, a minimum of $250,000 in Company common stock valued based on the average closing price of the Company’s common stock on the NYSE during the 30 trading days preceding such year-end. New directors have a four-year exception period to meet such requirement. See “Stock Ownership and Retention Policy” on page 19 for more information on our stock ownership and retention guidelines.

In addition, the Lead Independent Director receives an additional $6,250 per quarter, the Audit Committee Chairperson receives an additional $3,750 per quarter, the Compensation Committee Chairperson receives an additional $2,500 per quarter and each of the Finance and Mergers and Acquisitions Committee Chairperson and Nominating Committee Chairperson receives an additional $1,250 per quarter, payable in cash at the election of each person.

Jorge Mas has been the Chairman of our Board since 1998, with an active day-to-day role and a high level of involvement with the Company’s management team. In addition, Mr. Mas’ breadth of industry knowledge and long tenured experience with the Company enable him to provide invaluable advice and counsel to our CEO and other members of management. Given this significant contribution to MasTec and its outstanding financial and operating performance, and the expectation that Mr. Mas would continue to play such a role in the future, the Board directed the Compensation Committee, made up entirely of independent directors, to determine appropriate compensation for Mr. Mas.

The Compensation Committee’s process was as follows. Mr. Jose Mas did not play a role in the process except as where noted below.

•

In the fall of 2017, Meridian was instructed to conduct a review of executive chairman compensation at similar companies. Because our current peer group described above under the caption “How Do We Determine Our Compensation Levels? The Role of Peer Companies and Benchmarking” did not include an adequate number of companies with executive chairmen, Meridian selected a group of companies with between $1 billion and $7 billion in revenue during 2016 for all industries, except financial services, with comparable positions. Meridian prepared and circulated the study of executive chairman pay.

•	In early November 2017, a telephonic meeting was held to discuss the process for determining compensation for Jorge Mas.

•

The Compensation Committee engaged independent counsel to assist the Compensation Committee in the consideration of Mr. Mas’ compensation and the formulation and drafting of any instruments required to implement a compensation arrangement.

•	Following its engagement, independent counsel reviewed various documents relevant to the Compensation Committee’s deliberations and interviewed each member of the Committee and two additional independent members of the Board, Ms. Johnson and Mr. Palomarez, to determine any actual conflict of interest or appearance of conflict of interest.

•

Independent counsel discussed the results of this review with the Compensation Committee and it determined there were no relationships or transactions that impaired the independence of any of the Compensation Committee members or these additional independent members of the Board with respect to considering Mr. Mas’ compensation.

•

In December 2017, the Compensation Committee met twice to discuss and consider a compensation proposal and to make a recommendation to the independent members of the Board (who for this purpose were the members of the Compensation Committee, Ms. Johnson, and Mr. Palomarez), with the participation of Meridian and independent counsel. The Compensation Committee also considered the compensation currently paid to our CEO, Jose Mas, as relevant in determining the amount and structure of Jorge Mas’ compensation.

•

The Compensation Committee proposed a recommendation. Meridian advised that the recommendation was reasonable compared to the similar companies in their study when taking into account the role of Mr. Jorge Mas in the Company.

As a result of the above, the Compensation Committee recommended, and the independent directors of the Board (including those serving on the Compensation Committee) approved a resolution, providing the following compensation package for Mr. Jorge Mas:

•	An $800,000 base salary beginning January 1, 2018.

•

Annual incentive compensation to be paid in a similar fashion as our NEOs, including a cash bonus with a target of 100% of base salary and an annual award of stock grants. The Compensation Committee would determine the actual incentive awards annually beginning with 2018, with the first awards to be determined after full year 2018 results are finalized.

•

An initial grant of MasTec stock to be awarded by the Compensation Committee by December 31, 2017 with a value of $1,600,000, with the number of shares based on the grant date closing price of our Common Stock on the NYSE.

•

The grant of 32,129 shares was awarded on December 26, 2017, based on the closing price of MasTec’s Common Stock as reported on the NYSE on December 27, 2017 ($49.80 per share) and such shares immediately vested. The Compensation Committee determined that the significant tax benefit to the Company provided by having the shares vest in 2017 before the 2017 federal tax reform legislation become effective, notwithstanding the less favorable tax impact on Jorge Mas, when combined with Mr. Mas’ long history with the Company, made it in the best interest of our shareholders to have these shares immediately vest and therefore be deductible for federal income tax purposes by the Company. Mr. Jose Mas was consulted with respect to, but did not take part in, the decision to award the shares in 2017.

Effective January 1, 2006, we adopted a Deferred Fee Plan. Under the terms of the Deferred Fee Plan, directors may elect to defer the receipt of cash and stock fees for their services as directors. Each director may elect the type and percentage of fees to be deferred. Deferred cash fees may be directed to a deferred cash account or a deferred stock account (or both). Deferred stock fees may only be directed to a deferred stock account. Elections to defer fees remain in force unless amended or revoked within the required time periods. The deferred cash account will be credited with interest on the cash balance at the end of each calendar quarter. The interest rate is equal to the rate of interest payable by us on our revolving credit facility, as determined as of the first day of each calendar quarter. The deferred stock account will be credited with stock dividends (or with cash dividends that are converted to deferred stock credits pursuant to the plan). Distribution of a director’s cash and stock accounts will begin on January 15 of the year following the directors’ termination of all services with us or, in the case of a change of control (as defined in the Deferred Fee Plan), in a lump sum as soon as practicable following such change of control. Distributions from the deferred cash account will be made in cash and distributions from the deferred stock account will be made in shares of MasTec’s common stock. Distributions will either be made in a lump-sum payment or in up to five consecutive installments as elected by the director. The Deferred Fee Plan was amended and restated, effective as of January 1, 2009, to comply with Section 409A of the Code and to make certain other desired changes.

The following table sets forth a summary of the compensation we paid to our directors who are not NEOs for services rendered in 2017.

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	All Other Compensation (3)	Total ($)
Jorge Mas		$1,600,000	$13,991	$1,613,991
C. Robert Campbell	$127,527	$92,473		$220,000
Ernst N. Csiszar	$127,527	$92,473		$220,000
Robert J. Dwyer	$162,912	$92,473		$255,385
Julia L. Johnson (4)	$132,527	$92,473		$225,000
Javier Palomarez	$109,923	$110,077		$220,000
José S. Sorzano	$137,527	$92,473		$230,000

(1)	This column reports the amount of compensation earned for Board and committee service elected to be received in cash.
(2)	This column represents the amount of compensation earned for Board and committee service elected to be received in stock. Amounts shown in this column represent the fair value of the awards as of date of issuance computed in accordance with FASB ASC Topic 718. Each restricted stock award was valued at the closing market price of our common stock on the date of grant. For additional information regarding assumptions underlying the valuation of equity awards and the calculation method, please refer to Note 9 in our Consolidated Financial Statements, which are contained in our Annual Report on Form 10-K for the year ended December 31, 2017.
(3)	Includes imputed income of $1,198 for life insurance policies on the lives of Mr. and Mrs. Jorge Mas that are owned by MasTec and are subject to a split dollar arrangement. Also, includes medical insurance benefits of $12,768 and a $25 holiday gift card. See “Certain Relationships and Related Transactions” on page 36 for a description of the split- dollar agreement that MasTec entered with Mr. Jorge Mas.
(4)	Ms. Johnson participates in the Deferred Fee Plan as detailed on page 32.

As of December 31, 2017, there were no unvested stock awards or stock option awards for directors, who are not NEOs.

Pay Ratio

In compliance with Item 402(u) of Regulation S-K adopted by the Securities and Exchange Commission pursuant to Section 953(b) of the Dodd-Frank Act, we are reporting the pay ratio disclosure for our fiscal year beginning on January 1, 2017.

As of December 31, 2017, we had 17,336 employees, consisting of 16,907 U.S. based employees, 24 employees in Mexico and 405 employees in Canada. We are not including our employees in Mexico or Canada as they make up less than 5% of our total global workforce. We have calculated our median employee’s wages as follows:

•	We compiled W-2 earnings for all our active employees as of December 31, 2017, except our CEO.

•	We annualized W-2 earnings for new hires during 2017.

•	We ranked all employees’ wages and determined the median employee.

•	After identifying the median employee, we calculated annual total compensation for such employee in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K.

•	The 2017 W-2 annualized wage for our median employee is $71,633.

Jose Mas, our CEO, had 2017 Total Compensation of $6,753,557 as more fully detailed in our Summary Compensation Table on page 22.

The pay ratio for 2017 is 94.3.

SECURITY OWNERSHIP

Principal Shareholders

The following table provides information concerning the beneficial ownership of our common stock, as of March 13, 2018, by:

•	Each shareholder who is known to beneficially own more than 5% of the outstanding shares of our common stock;

•	Each of our current directors and nominees for director;

•	Each of our NEOs; and

•	All our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. Except as indicated by footnote and subject to community property laws where applicable, to our knowledge, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options and warrants held by such person that are exercisable as of March 13, 2018, or that will become exercisable within 60 days thereafter are deemed outstanding for purposes of such person’s percentage ownership but not deemed outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, the mailing address of everyone is c/o MasTec, Inc., 800 S. Douglas Road, 12th Floor, Coral Gables, Florida 33134. The following information is based upon information provided to us or filed with the SEC by the shareholders.

	Common Stock Beneficially Owned
Name	Number of Shares (1)	Percentage of Common Stock Outstanding (2)
Jorge Mas (3)	10,901,229	13.2
Chairman of the Board
José R. Mas (4)	5,609,853	6.8
Chief Executive Officer and Director
Ernst N. Csiszar	26,355	*
Director
Robert J. Dwyer	31,566	*
Director
Julia L. Johnson	72,086	*
Director
Robert Campbell	69,497	*
Director
José S. Sorzano	38,869	*
Director
Javier Palomarez	6,185	*
Director
Robert Apple	146,134	*
Chief Operating Officer
George Pita	121,082	*
Executive Vice President and Chief Financial Officer
Alberto de Cardenas	101,036	*
Executive Vice President, General Counsel and Secretary
All current executive officers and directors as a group (12 persons) (5)	16,573,892	20.1
The Vanguard Group (6)	6,094,415	7.4
William F. Harnisch (7)	5,200,036	6.3
BlackRock, Inc. (9)	4,824,757	5.9
Peconic Partners LLC (8)	4,633,036	5.6

*	Less than 1%
(1)	Includes shares of unvested restricted stock, but as to which the owner presently has the right to vote and the right to receive dividends, as follows: José R. Mas, 193,642 shares; Robert Apple, 72,542 shares; George Pita, 55,776 shares; and Alberto de Cardenas, 34,729 shares.
(2)	The percentages reported in this column are based on 82,333,926 shares of our common stock outstanding as of March 13, 2018.
(3)	Includes: (i) 9,925,400 shares of common stock owned by Jorge Mas Holdings I, LLC, a Florida limited liability company (“JM Holdings I”), which is controlled by Jorge Mas Holdings, LLC, a Florida limited liability company, of which Jorge Mas is the sole member; (ii) 425,000 shares of common stock owned by the Jose Mas Irrevocable Trust (the “JR Trust”), of which Jorge Mas is a trustee; (iii) 276,000 shares of common stock owned by Mas Equity Partners III, LLC, a Delaware limited liability company (“Mas Partners III”), in which Mas Equity Partners, LLC, a Delaware limited liability company, is a member and of which Jorge Mas is the sole member; (iv) 125,000 shares owned by the Mas Family Foundation, Inc. (the “Family Foundation”), a Florida not-for-profit corporation, of which Jorge Mas is the president and member of the Board of Directors; and (v) 149,829 shares of common stock owned individually by Jorge Mas. Jorge Mas disclaims beneficial ownership of all shares of common stock held by the JR Trust, Mas Partners III and the Family Foundation, except, in each case, to the extent of his pecuniary interest therein.
(4)

Includes: (i) 2,932,498 shares owned by Jose Mas individually; (ii) 1,202,414 shares owned by Jose Ramon Mas Holdings I, LLC, a Florida limited liability company (“JRM Holdings I”), which is controlled by Jose Ramon Mas Holdings, LLC, a Florida limited liability company, of which Jose Mas is the sole member;

(iii) 648,941 shares owned by the Jorge Mas Irrevocable Trust (the “JM Trust”), of which Jose Mas is a trustee; (vi) 425,000 shares owned by the JR Trust, of which Patricia Mas, the wife of Jose Mas, is a trustee; (v) 276,000 shares owned by Mas Partners III, in which Jose Mas is a member; and (vi) 125,000 shares owned by the Family Foundation, of which Jose Mas is the secretary and a member of the Board of Directors. Jose Mas disclaims beneficial ownership of all shares of common stock held by the JM Trust, the JR Trust and the Family Foundation, except, in each case, to the extent of his pecuniary interest therein.
(5)	The amounts above for Jorge Mas and José Mas both include shares owned of record by the José Mas Irrevocable Trust and by the Mas Family Foundation, Inc. This total only includes those shares once.
(6)	The Vanguard Group possesses sole voting power with respect to 129,136 shares and shared voting power with respect to 10,087 shares and possesses sole dispositive power with respect to 5,960,157 shares and shared dispositive power with respect to 134,258 shares. The Vanguard Group’s address is 100 Vanguard Blvd., Malvern, PA 19355. All information derived from The Vanguard Group Schedule 13G/A filed with the SEC on February 9, 2018.
(7)	William F. Harnisch possesses sole voting and dispositive power with respect to 567,000 shares and shared voting and dispositive power with respect to 4,633,036 shares. Mr. Harnisch is President and CEO of Peconic Partners LLC (“Peconic”), and his address is P.O. Box 3002, 506 Montauk Highway, East Quogue, New York 11942. All information derived from Peconic’s Schedule 13G/A filed with the SEC on February 13, 2018 (the “Peconic 13G”).
(8)	Peconic possesses shared voting and dispositive power with respect to 4,633,036 shares, and its address is P.O. Box 3002, 506 Montauk Highway, East Quogue, New York 11942. All information derived from the Peconic 13G.
(9)	Shares are held by BlackRock (Netherlands) B.V., BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management Schweiz AG, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Institutional Trust Company, National Association, BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Limited, BlackRock Investment Management, LLC, BlackRock Japan Co., Ltd., BlackRock Life Limited and BlackRock International Limited, each of which is a subsidiary of BlackRock, Inc. BlackRock, Inc., possesses sole voting power with respect to 4,674,553 shares and sole dispositive power with respect to 4,824,757 shares, and its address is 55 East 52nd Street, New York, NY 10055. All information was derived from BlackRock, Inc. Schedule 13G/A filed with the SEC on January 25, 2018.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act and regulations of the SEC thereunder require that MasTec’s directors, executive officers and persons who own more than 10% of MasTec’s common stock file initial reports of their ownership of MasTec’s common stock and subsequent reports of changes in such ownership with the SEC. Directors, executive officers and persons owning more than 10% of MasTec’s common stock are required by SEC regulations to file with the SEC and the NYSE reports of their respective ownership of common stock and to furnish MasTec with copies of all Section 16(a) reports they file. Based solely on a review of the copies of such reports received and written representations from our directors and executive officers, MasTec believes that during the year ended December 31, 2017, directors, executive officers and owners of more than 10% of the common stock timely complied with all applicable filing requirements under Section 16(a) of the Exchange Act.

CERTAIN RELATIONSHIPS AND

RELATED TRANSACTIONS

Review and Approval of Related Person Transactions

The Audit Committee Charter requires that the Audit Committee review and approve all transactions identified in Item 404(a) of Regulation S-K, in which we are a participant and in which a related person has or will have a direct or indirect material interest. In March 2007, the Audit Committee formally adopted written standards to apply when it reviews, approves or ratifies any such related party transaction. These standards provide that: (i) all related party transactions must be fair and reasonable to us at the time they are authorized by the Audit Committee; and (ii) all related party transactions must be authorized, approved or ratified by the affirmative vote of most of the members of the Audit Committee who have no interest, either directly or indirectly, in any such related party transaction.

MasTec purchases, rents and leases equipment used in its business from a number of different vendors on a non-exclusive basis, including Cross Country Infrastructure Services, Inc (CCI), in which the Company has a cost method investment. Juan Carlos Mas, who is the brother of Jorge Mas, Chairman of MasTec’s Board of Directors, and José R. Mas, MasTec’s Chief Executive Officer, serves as the chairman of CCI, and a member of management of a MasTec subsidiary is a minority owner. For the years ended December 31, 2017 and 2016, MasTec paid CCI approximately $54.9 million and $24.5 million, net of rebates, for equipment supplies, rentals, leases and servicing, and for the year ended December 31, 2015, paid approximately $10.6 million. As of December 31 ,2017 and 2016, related payables totaled approximately $2.7 million and $1.5 million, respectively.

MasTec entered into a subcontracting arrangement in 2016 with an entity for the performance of construction services, the minority owners of which include an entity controlled by Jorge Mas and José R. Mas, along with two members of management of a MasTec subsidiary. For the years ended December 31, 2017 and 2016, MasTec incurred $78.0 million and $12.9 million, respectively, of expenses under this subcontracting arrangement, and during 2016, sold equipment totaling $0.3 million to this entity. As of December 31, 2017, and 2016, related amounts payable totaled $2.0 million and $0.1 million, respectively.

MasTec leases employees to a customer in which Jorge Mas and José R. Mas own a majority interest. For each of the years ended December 31, 2017, 2016 and 2015, MasTec charged approximately $0.8 million to this customer. As of both December 31, 2017 and 2016, outstanding receivables from employee leasing arrangements with this customer totaled $0.2 million. MasTec also provides satellite communication services to this customer. For the year ended December 31, 2017, revenue from satellite communication services provided to this customer totaled approximately $0.8 million and for each of the years ended December 31, 2016 and 2015, totaled approximately $0.9 million. As of December 31, 2017, and 2016, receivables totaled approximately $0.3 million and $0.4 million, respectively.

MasTec leases a property located in Florida from Irma S. Mas, the mother of Jorge Mas and José R. Mas. For each of the years ended December 31, 2017 and 2016 lease payments associated with this property totaled approximately $48,000.

In February 2018, MasTec acquired a construction management firm specializing in steel building systems, of which Juan Carlos Mas was a minority owner, for approximately $5 million in cash plus contingent earn-out consideration.

MasTec entered into a leasing arrangement in 2015 with an independent third party that leases an aircraft from a company owned by Jorge Mas. For the years ended December 31, 2017 and 2016, MasTec paid $2.0 million and $2.6 million, respectively, under this leasing arrangement. As of December 31, 2017, and 2016, related amounts payable were de minimis. Activity in 2015 was de minimis.

During the third quarter of 2017, the Company paid $2.0 million for approximately 4% of the common stock of Pensare Acquisition Corp. (“Pensare”) and warrants to purchase 2.0 million shares of Pensare common stock, which is a special purpose acquisition company focusing on transactions in the telecommunications industry. The shares of common stock purchased by MasTec are not transferable or salable until one year after Pensare successfully completes a business combination transaction, with limited exceptions, as specified in the agreement. The warrants purchased by MasTec are exercisable at a purchase price of $11.50 per share after Pensare successfully completes a business combination. Both the warrants and shares expire and/or are effectively forfeitable if Pensare does not successfully complete a business combination by February 1, 2019.

Split Dollar Agreements

As of December 31, 2017, MasTec had a split dollar agreement with Jorge Mas, and José R. Mas and Juan Carlos Mas, as trustees of the Jorge Mas Irrevocable Trust, dated June 1, 2012 (the “Jorge Mas trust”), under which MasTec was the sole owner of the policies subject to the agreement. The Company made the premium payments under each of the policies. Upon the death of Jorge Mas or the survivor of Jorge Mas and his wife under the applicable policy, MasTec was entitled to receive a portion of the death benefit under the policy equal to the greater of (i) premiums paid by the Company on the policy and (ii) the then cash value of the policy (excluding surrender charges or other similar charges or reductions) immediately before the triggering death. The balance of the death benefit was payable to the Jorge Mas trust or other beneficiary designated by the trustees. In the event of the Company’s bankruptcy or dissolution, the Jorge Mas trust had the assignable option to purchase the policies subject to the split dollar agreement from the Company. The purchase price for each policy was the greater of either the total premiums paid by the Company for the policy, or the then cash value of the policy, excluding surrender charges or other similar charges or reductions. The total maximum face amount of the insurance policies subject to the split dollar agreement was capped at $200 million. The Company was designated as the named fiduciary under the split dollar agreement, and the policy could not have been surrendered without the express written consent of the Jorge Mas trust.

In addition, as of December 31, 2017, MasTec had a split dollar agreement with José R. Mas, and Jorge Mas, Juan Carlos Mas and Patricia Mas, as trustees of the José Ramon Mas Irrevocable Trust, dated December 7, 2012 (the “José R. Mas trust”), under which MasTec was the sole owner of each of the policies subject to the agreement. The Company made the premium payments under each of the policies. Upon the death of José R. Mas or the survivor of José R. Mas and his wife under the applicable policy, MasTec was entitled to receive a portion of the death benefit under the policy equal to the greater of (i) premiums paid by the Company on the policy and (ii) the then cash value of the policy (excluding surrender charges or other similar charges or reductions) immediately before the triggering death. The balance of the death benefit was payable to the José R. Mas trust or other beneficiary designated by the trustees. In the event of the Company’s bankruptcy or dissolution, the José R. Mas trust had the assignable option to purchase the policies subject to the split dollar agreement from the Company. The purchase price for each policy was the greater of either the total premiums paid by the Company for the policy, or the then cash value of the policy, excluding surrender charges or other similar charges or reductions. The total maximum face amount of the insurance policies subject to the split dollar agreement was capped at $75 million. The Company was designated as the named fiduciary under the split dollar agreement, and the policy could not have been surrendered without the express written consent of the José R. Mas trust.

In connection with the split dollar agreement for Jorge Mas, the Company paid approximately $1.1 million in each of the years ended December 31, 2017, 2016 and 2015. In connection with the split dollar agreement for José R. Mas, the Company paid approximately $0.7 million in each of the years ended December 31, 2017, 2016 and 2015. As of December 31, 2017, and 2016, life insurance assets associated with these agreements, which amounts are included within other long-term assets, totaled $16.6 million and $14.8 million, respectively.

In February 2018, Jorge Mas, the Company and José R. Mas and Juan Carlos Mas, as trustees of the Jorge Mas trust, entered into an amended and restated split dollar life insurance agreement that replaces the prior split dollar agreement with Jorge Mas. Additionally, in February 2018, José R. Mas, the Company and Jorge Mas, Juan Carlos Mas and Patricia Mas, as trustees of the José R. Mas trust, entered into an amended and restated split dollar life insurance agreement that replaces the prior split dollar life insurance agreement with José R. Mas. Details of the amended and restated split dollar life insurance agreements with each of Jorge and José R. Mas (each a “Covered Executive”) are summarized below.

The Company is the sole owner of each of the policies subject to the applicable amended and restated split dollar agreement. The Company makes the premium payments under each of the policies. Upon the death of the applicable Covered Executive or the survivor thereof and his wife under the applicable policy, the Company is entitled to receive a portion of the death benefit under the policy equal to the greater of (i) premiums paid by the

Company on the policy and (ii) the then cash value of the policy (excluding surrender charges or other similar charges or reductions) immediately before the triggering death. The balance of the death benefit is payable to the Jorge Mas trust or the José R. Mas trust, as applicable, or other beneficiary designated by the applicable trustees. In the event of (i) the Company’s bankruptcy or dissolution that does not qualify as a “change in control” of the Company, (ii) the death of the applicable Covered Executive, (iii) the death of the wife of the Covered Executive, or (iv) a “change in control” of the Company, the applicable trust shall have the assignable option to purchase the policies subject to the applicable split dollar agreement from the Company. The purchase price for each policy shall be the greatest of (i) the total premiums paid by the Company for the policy, (ii) the then cash value of the policy, excluding surrender charges or other similar charges or reductions, or (iii) only in the case of any purchase that is not as a result of the first to occur of an event described in the foregoing clauses (ii) and (iv), the fair market value of the policy. The purchase price for each policy shall be payable in cash or a promissory note, if and to the extent that the Company determines that payment with a promissory note could not violate applicable law. In the event of a “change in control” of the Company, the Company shall make all the then unpaid premium payments under the policies subject to the split dollar agreements and any other payments to the insurer necessary to cause the policies subject to the split dollar agreements to be fully paid. In addition, if any policies subject to the split dollar agreements are purchased from the Company, the Company shall make all the then unpaid premium payments under the purchased policies and any other payments to the insurer necessary to cause the purchased policies to be fully paid. The total maximum face amount of the insurance policies subject to the split dollar agreements is capped at $200 million in the case of Jorge Mas and $75 million in the case of Jose R. Mas. The Company is designated as the named fiduciary under each split dollar agreement, and the policies subject to the split dollar agreement may not be surrendered without the express written consent of the applicable trust.

AUDIT COMMITTEE AND AUDIT RELATED INFORMATION

Audit Committee Report

The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of MasTec’s filings under the Securities Act or the Exchange Act except to the extent that we specifically incorporate such report by reference.

We act under a written charter that has been adopted by MasTec’s Board. While we have the responsibilities set forth in this charter, it is not our duty to plan or conduct audits or to determine that MasTec’s consolidated financial statements are complete, accurate or in compliance with generally accepted accounting principles. This is the responsibility of MasTec’s management and independent registered public accounting firm.

Our primary function is to assist the Board in their evaluation and oversight of the integrity of MasTec’s financial statements and internal control over financial reporting, the qualifications and independence of MasTec’s independent registered public accounting firm and the performance of MasTec’s audit functions. In addition, while we are also responsible for assisting the Board in their evaluation and oversight of MasTec’s compliance with applicable laws and regulations, it is not our duty to assure compliance with such laws and regulations and related policies. We are also responsible for reviewing and discussing MasTec’s guidelines, policies and processes with respect to risk assessment and risk management and we advise the Board with respect to such matters, as appropriate. We are responsible for retaining MasTec’s independent registered public accounting firm and maintain sole responsibility for their compensation, oversight and termination. We are also responsible for pre-approving all non-audit services to be provided by the independent registered public accounting firm, and on an annual basis discussing with the independent registered public accounting firm all significant relationships they have with MasTec to determine their independence.

The agenda of the Audit Committee is established by the Chairman of the Audit Committee. At its meetings, the Audit Committee generally met with senior members of the financial management team. Members of the Audit Committee had private executive sessions, as appropriate, at its meetings, with MasTec’s independent registered public accounting firm for the purpose of discussing financial management, accounting and internal control issues, including those matters required to be discussed pursuant to Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board, and the rules of the NYSE. The Audit Committee also has executive sessions with the director of internal audit.

The Audit Committee also received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence. The Audit Committee reviewed and discussed with the independent registered public accounting firm their independence from MasTec. In connection with discussions regarding independence, the Audit Committee also reviewed with the independent registered public accounting firm whether the provision of non-audit services by independent registered public accounting firm to MasTec is compatible with the auditors’ independence.

The Audit Committee reviewed the audited financial statements contained in MasTec’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 with MasTec’s management, including a discussion of the accounting principles, the reasonableness of judgments and estimates, the clarity of disclosure in the consolidated financial statements and the conformity of the consolidated financial statements of MasTec with generally accepted accounting principles. In performing its functions, the Audit Committee acts in an oversight capacity. The Audit Committee relies on the work and assurances of MasTec’s management, which has the primary responsibility for the financial statements and reports, and of the independent registered public accounting firm, who, in its report, expressed an opinion on the conformity of our annual financial statements to generally accepted accounting principles. In reliance on these reviews and discussions, and the report of the independent registered public accounting firm, the Audit Committee recommended to the Board, and the Board approved, that the audited financial statements be included in MasTec’s Annual Report on Form 10-K for the year ended December 31, 2017.

Robert J. Dwyer, Chairman

Ernst N. Csiszar

Julia L. Johnson

Independent Registered Public Accounting Firm

Our Audit Committee engaged BDO USA, LLP to serve as our independent registered public accounting firm for the 2017 fiscal year. A representative from BDO USA, LLP is expected to attend the Annual Meeting and will have the opportunity to make a statement and answer appropriate questions.

Audit Fees

Fees for services rendered by our independent registered public accounting firm, BDO USA, LLP, for professional services rendered for the 2016 and 2017 audits of our annual financial statements, reviews of financial statements included in quarterly reports on Form 10-Q in 2016 and 2017 and out of pocket expenses, totaled approximately $3.4 million and $3.5 million for 2016 and 2017, respectively. Audit fees for 2016 also include work related to comfort letters and securities registration statement consents.

Audit-Related Fees

Fees for audit related services, which are services that are reasonably related to the performance of the annual audit or to the review of quarterly financial statements, performed by BDO USA, LLP were $73,000 and $184,000 in 2016 and 2017, respectively. Fees for services rendered by our independent registered public accounting firm, BDO USA, LLP, for audit related services rendered for 2016 and 2017 included procedures performed for our 401(k)-retirement plan.

Tax Fees

There were no tax fees billed by BDO USA, LLP for either 2016 or 2017.

All Other Fees

There were no fees billed by BDO USA, LLP for other services in either 2016 or 2017.

Pre-approval Policies

The Audit Committee pre-approves all auditing services and the terms of such services (which may include providing comfort letters about securities underwritings) and non-audit services provided by our independent registered public accounting firm, but only to the extent that the non-audit services are not prohibited under applicable law and the Audit Committee reasonably determines that the non-audit services do not impair the independence of the independent registered public accounting firm. The authority to pre-approve non-audit services may be delegated to one or more members of the Audit Committee, who present all decisions to pre-approve an activity to the full Audit Committee at its first meeting following such decision. The pre-approval requirement is waived with respect to the provision of non-audit services for MasTec if (i) the aggregate amount of all such non-audit services provided to MasTec constitutes not more than 5% of the total amount of revenues paid by MasTec to its independent registered public accounting firm during the fiscal year in which such non-audit services were provided, (ii) such services were not recognized at the time of the engagement to be non-audit services, and (iii) such services are promptly brought to the attention of the Audit Committee or by one or more of its members to whom authority to grant such approvals has been delegated by the Audit Committee.

The Audit Committee has considered and determined that the provision of the non-audit services described above is compatible with maintaining the auditor’s independence.

During 2016 and 2017, audit services, audit related services and all other services provided by BDO USA, LLP were pre-approved by the Audit Committee.

PROPOSAL NO. 2: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected and appointed the firm of BDO USA, LLP to act as our independent registered public accounting firm for the 2018 fiscal year. BDO USA, LLP was our independent registered public accounting firm for the fiscal year ended December 31, 2017. Although ratification is not required by our bylaws or otherwise, the Board is submitting the appointment of BDO USA, LLP to our shareholders for ratification as a matter of good corporate practice. If the appointment is not ratified, the Audit Committee will re-evaluate its appointment, taking into consideration our shareholders’ vote. However, the Audit Committee is solely responsible for the appointment and termination of our auditors and may do so at any time in its discretion.

Proxies will be voted “for” ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the 2018 fiscal year absent contrary instructions.

The Board Recommends that You Vote “FOR” ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the 2018 fiscal year.

PROPOSAL NO. 3: VOTE ON A NON-BINDING ADVISORY RESOLUTION TO APPROVE THE COMPENSATION OF THE COMPANY’S

NAMED EXECUTIVES

As required by Section 14A of the Exchange Act, we are seeking advisory shareholder approval of the compensation of our NEOs as disclosed in the section of this Proxy Statement titled “Compensation Discussion and Analysis” including the tables that follow. We are asking shareholders to vote on the following advisory resolution:

“RESOLVED, that the holders of the Company’s common stock advise that they approve the compensation of the Company’s NEOs as disclosed pursuant to the compensation disclosure rules of the SEC (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the related footnotes, and the narrative information accompanying the tables).”

Although your vote is advisory and therefore non-binding, the Board of Directors will consider the outcome of the vote when considering future executive compensation decisions for NEOs. We urge shareholders to read the Compensation Discussion and Analysis (“CD&A”) section of this Proxy Statement, which details our compensation actions for the year ended December 31, 2017. As described in the CD&A, we believe that the compensation paid to our NEOs for 2017 appropriately considers our demonstrated ability to increase revenue, net income and profitability over the short- and long-term because of the continued leadership of these NEOs. We believe that our compensation programs and policies and the compensation decisions for 2017 as described in the CD&A appropriately reward our NEOs for their and the Company’s performance and we believe that these programs and policies will assist us in retaining our senior leadership team.

The Board recommends that shareholders vote FOR approval of the compensation of the Company’s NEOs as disclosed pursuant to the compensation disclosure rules of the SEC (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the related footnotes, and the narrative information accompanying the tables).

OTHER BUSINESS

Notice Procedures and Shareholders’ Proposals for the 2019 Annual Meeting of Shareholders

Under our bylaws, no business may be brought before an annual meeting unless it is specified in the notice of the meeting or is otherwise brought before an annual meeting by or at the direction of our Board or, in the case of business other than director nominations, by a shareholder entitled to vote who has delivered written notice as specified by our bylaws. Under our bylaws, MasTec must receive any eligible proposal from an eligible shareholder intended to be presented at the 2019 Annual Meeting of Shareholders on or before November 28, 2018 for the proposal to be properly brought before the meeting. This same deadline also applies for any shareholder proposal to be eligible for inclusion in our Proxy Statement and proxy related to that meeting pursuant to SEC Rule 14a-8. Any notice regarding any shareholder proposal must include the information specified in Article I, Section 9 of our bylaws. If a shareholder fails to comply with Article I, Section 9 of our bylaws or notifies MasTec after November 28, 2018 of an intent to present any proposal at MasTec’s 2019 Annual Meeting of Shareholders, irrespective of whether the shareholder is seeking to include the proposal in MasTec’s Proxy Statement and proxy pursuant to SEC Rule 14a-8, the proposal will not be considered properly brought before the meeting. A copy of our bylaw requirements will be provided upon written request to: MasTec Legal Department, 800 S. Douglas Road, 12th Floor, Coral Gables, Florida, 33134.

Availability of Annual Report on Form 10-K

Copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 (without exhibits or documents incorporated by reference therein), are available without charge to shareholders upon written request to MasTec Legal Department, 800 S. Douglas Road, 12th Floor, Coral Gables, Florida, 33134, by calling (305) 599-1800 or via the Internet at www.mastec.com.

Other Matters that May Come Before the Annual Meeting

The Board does not intend to present, and knows of no others who intend to present, at the Annual Meeting any matter or business other than that set forth in the accompanying Notice of Annual Meeting of Shareholders. If other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the proxy to vote any proxies on such matters in accordance with their judgment.

We request that you promptly request a proxy card to sign, date, and return or vote your proxy over the telephone or through the Internet so that your vote will be included at the meeting.

Alberto de Cardenas, Secretary

Coral Gables, Florida

March 28, 2018

MASTEC, INC. 800 S. DOUGLAS ROAD - 12TH FLOOR CORAL GABLES, FL 33134

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date, whichever comes first. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by MasTec, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date, whichever comes first. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Class II Directors	☐	☐	☐
Nominees
01)	Jose R. Mas 02) Javier Palomarez

The Board of Directors recommends you vote FOR proposals 2. and 3.							For	Against	Abstain
2.	Ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for 2018.						☐	☐	☐
3.	Approval of a non-binding advisory resolution regarding the compensation of our named executive officers.						☐	☐	☐

NOTE: In the Proxies discretion, in accordance with the recommendation of MasTec’s Board of Directors, the Proxies are authorized to vote on any other business that may properly be presented at the Annual Meeting or any adjournments or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]		Date		Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice & Proxy Statement and 10K Wrap are available at www.proxyvote.com .

PROXY FOR 2018 ANNUAL MEETING OF SHAREHOLDERS

SOLICITED BY THE BOARD OF DIRECTORS OF MASTEC, INC.

The undersigned hereby constitutes and appoints Alberto de Cardenas and Cristina Canales (the “Proxies”), or any one of them, each with full power of substitution, attorneys and Proxies for the undersigned, to vote all shares of common stock of MasTec, Inc. (“MasTec”) that the undersigned would be entitled to vote at the 2018 Annual Meeting of Shareholders (the “Annual Meeting”) to be held at the Douglas Entrance Building, South Tower, located at 806 S. Douglas Road, 10th Floor, Royal Poinciana Conference Room, Coral Gables, Florida 33134 at 9:30 a.m. EDT on Tuesday, May 22, 2018, or any adjournments or postponements thereof, on all matters properly coming before the Annual Meeting, including, but not limited to, the matters stated on the reverse side, in the manner directed herein.

If shares of MasTec’s Common Stock are issued to or held for the account of the undersigned under the MasTec 401(k) Retirement Plan (the “Plan”), then the undersigned hereby directs the Trustee of the Plan to vote all shares of MasTec’s Common Stock in the undersigned’s name and/or account under the Plan in accordance with the instructions given herein at the Annual Meeting and at any adjournments or postponements thereof, on all matters properly coming before the Annual Meeting, including, but not limited to, the matters stated on the reverse side.

ANY PROPER PROXY RECEIVED BY MASTEC AS TO WHICH NO CHOICE HAS BEEN INDICATED WILL BE VOTED BY THE PROXIES “FOR ALL” THE NOMINEES SET FORTH ON THE REVERSE SIDE, “FOR” THE RATIFICATION OF BDO USA, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2018, “FOR” A NON-BINDING ADVISORY RESOLUTION TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AND IN ACCORDANCE WITH THE RECOMMENDATION OF MASTEC’S BOARD OF DIRECTORS ON ANY OTHER MATTER PROPERLY BROUGHT BEFORE THE ANNUAL MEETING. YOUR PROXY CANNOT BE VOTED UNLESS YOU SIGN, DATE AND RETURN THIS CARD OR FOLLOW THE INSTRUCTIONS FOR INTERNET OR TELEPHONE VOTING SET FORTH ON THE REVERSE SIDE.

Continued and to be signed on reverse side

*** Exercise Your Right to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to Be Held on May 22, 2018

MASTEC, INC. MASTEC, INC. 800 S. DOUGLAS ROAD - 12TH FLOOR CORAL GABLES, FL 33134

Meeting Information
Meeting Type: Annual Meeting
For holders as of: March 13, 2018
Date: May 22, 2018 Time: 9:30 AM EDT
Location: Douglas Entrance Building,
806 S. Douglas Road,
10th Floor, Royal Poinciana Conference Room Coral Gables, Florida 33134

You are receiving this communication because you hold shares in the above named company.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.
See the reverse side of this notice to obtain proxy materials and voting instructions.

—   Before You Vote   —

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:
1. Notice & Proxy Statement 2. 10K Wrap
How to View Online:
Have the information that is printed in the box marked by the arrow (located on the following page) and visit: www.proxyvote.com.
How to Request and Receive a PAPER or E-MAIL Copy:
If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:
1) BY INTERNET: www.proxyvote.com
2) BY TELEPHONE: 1-800-579-1639
3) BY E-MAIL*: sendmaterial@proxyvote.com

* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before May 08, 2018 to facilitate timely delivery.

— How To Vote — Please Choose One of the Following Voting Methods

Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

Voting items

The Board of Directors recommends you vote FOR the following:

1.	Election of Class II Directors
Nominees
01)	Jose R. Mas	02)	Javier Palomarez

The Board of Directors recommends you vote FOR proposals 2. and 3.

2.	Ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for 2018.

3.	Approval of a non-binding advisory resolution regarding the compensation of our named executive officers.

NOTE: In the Proxies discretion, in accordance with the recommendation of MasTec’s Board of Directors, the Proxies are authorized to vote on any other business that may properly be presented at the Annual Meeting or any adjournments or postponements thereof.